   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CAREFLOW -- NET, INC.
       (Exact name of Small Business Issuer as specified in its charter)

            DELAWARE                            7372                           31-1493497
   (State or other jurisdic-        (Primary standard industrial            (I.R.S. employer
     tion of incorporation)         classification code number)          identification number)

                            ------------------------

                           235 HIGH STREET--SUITE 225
                        MORGANTOWN, WEST VIRGINIA 26505
                              TEL.: (304) 296-7550
          (Address and telephone number of principal executive offices and principal place of business)
                            ------------------------

            J. CALVIN KAYLOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER
             15215 EDWARDS FERRY ROAD, POOLESVILLE, MARYLAND 20837
                              TEL.: (301) 349-0700
           (Name, address and telephone number of agent for service)
                            ------------------------

                                   COPIES TO:

         SHELDON E. MISHER, ESQ.                      BARRY A. BROOKS, ESQ.
   Bachner, Tally, Polevoy & Misher LLP       Paul, Hastings, Janofsky & Walker LLP
            380 Madison Avenue                           399 Park Avenue
         New York, New York 10017                    New York, New York 10022
           Tel: (212) 687-7000                         Tel: (212) 318-6000
           Fax: (212) 682-5729                         Fax: (212) 319-4090

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act , please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM        MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED        PER UNIT (1)     OFFERING PRICE (1)   REGISTRATION FEE
Units, each consisting of one share of Common
  Stock, $0.001 par value, and one Class A
  Warrant.........................................     1,840,000(2)           $5.00             $9,200,000          $2,788.00
Common Stock, $0.001 par value (3)................      1,840,000               7               11,960,000            3,625
Unit Purchase Option (4)..........................       160,000              0.001                160                  --
Units, each consisting of one share of Common
  Stock, $0.001 par value, and one Class A Warrant
  (5).............................................       160,000               6.00              960,000              291.00
Common Stock, $0.001 par value (6)................       160,000               6.50             1,040,000             316.00
Total.............................................                                             $23,160,160          $7,020.00

(1) Estimated solely for purposes of calculating the registration fee.
(2) Includes 240,000 Units subject to the Underwriters' over-allotment option.
(3) Issuable upon exercise of the Class A Warrants.
(4) To be issued to the Representative of the Underwriters and its designees.
(5) Issuable upon exercise of the Unit Purchase Option.
(6) Issuable upon the exercise of the Class A Warrants issuable under the Unit Purchase Option.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION--DATED NOVEMBER 26, 1997

PROSPECTUS
                             CAREFLOW -- NET, INC.

                                1,600,000 UNITS
               CONSISTING OF 1,600,000 SHARES OF COMMON STOCK AND
                     1,600,000 REDEEMABLE CLASS A WARRANTS

    Each unit ("Unit") offered by CareFlow -- Net, Inc. (the "Company") consists of one share of common stock, $.001 par value ("Common Stock") and one redeemable class A warrant ("Class A Warrants" or "Warrants"). The components of the Units will be transferable separately 90 days from the date of this Prospectus or such earlier date (the "Separation Date") as D.H. Blair Investment Banking Corp. (the "Representative") may determine in its sole discretion. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.50, subject to adjustment, at any time from the Separation Date through the fifth anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Class A Warrants are subject to redemption by the Company at a redemption price of $0.05 per Warrant on 30 days' written notice, provided the closing bid price of the Common Stock averages in excess of $9.10 for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."

    Prior to this offering (the "Offering"), there has been no public market for the Units, Common Stock or Class A Warrants and there can be no assurance that such a market will develop. The Company has applied for quotation of the Units, Common Stock and Class A Warrants on the Nasdaq SmallCap Market ("Nasdaq") under the symbols CFNIU, CFNI and CFNIW, respectively, subject to official notice of issuance. It is anticipated that the initial public offering price will be $5.00 per Unit. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. For information concerning a Securities and Exchange Commission investigation relating to the Representative, see "Risk Factors" and'Underwriting."
                            ------------------------

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                                         DISCOUNTS             PROCEEDS TO
                                               PRICE TO PUBLIC      AND COMMISSIONS (1)        COMPANY (2)
Per Unit..................................            $                      $                      $
Total (3).................................  $                      $                      $

                                                   (FOOTNOTES ON FOLLOWING PAGE)

    The Units are being offered on a "firm commitment" basis by the several underwriters (the "Underwriters") when, as and if delivered to and accepted by the Underwriters, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of the certificates representing the Units will be made against payment at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York, New York on or about , 1997.

                      D.H. BLAIR INVESTMENT BANKING CORP.

                THE DATE OF THIS PROSPECTUS IS           , 1997

(FOOTNOTES FROM PREVIOUS PAGE)

(1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance of
    $         , or $.      per Unit ($         if the Underwriters'
    over-allotment option is exercised in full); and (ii) an option, exercisable over a period of two years commencing three years from the date of this
    Prospectus, to purchase up to 160,000 Units at $         per Unit (the "Unit
    Purchase Option"). The Company has also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $750,000 payable by the Company, including the Representative's non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 240,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any, subject to the right of the Representative to elect, in its sole discretion, to exercise such option individually, and not as representative of the several Underwriters. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."

                            ------------------------

    The Company intends to furnish its stockholders and holders of Class A Warrants with annual reports containing financial statements audited by its independent auditors.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE UNITS, THE COMMON STOCK AND/OR THE CLASS A WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF UNITS, COMMON STOCK AND CLASS A WARRANTS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, THE COMMON STOCK AND THE CLASS A WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS, THE COMMON STOCK AND THE CLASS A WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO INCORPORATION OF THE COMPANY IN DELAWARE AND THE FEBRUARY 1997 MERGER OF THE COMPANY'S PREDECESSOR CORPORATION WITH AND INTO THE COMPANY AND THE CONVERSION OF EACH OUTSTANDING SHARE OF SUCH PREDECESSOR'S COMMON STOCK INTO 1,000 SHARES OF THE COMPANY'S COMMON STOCK; (II) GIVES EFFECT TO THE CONVERSION, ON THE CLOSING OF THE OFFERING, OF CERTAIN OUTSTANDING WARRANTS ISSUED BY THE COMPANY IN A PRIVATE PLACEMENT COMPLETED IN SEPTEMBER AND OCTOBER 1997 (THE "BRIDGE FINANCING") INTO CLASS A WARRANTS IDENTICAL TO THE CLASS A WARRANTS OFFERED HEREBY (THE'BRIDGE WARRANTS"), AND (III) ASSUMES NO EXERCISE OF (A) THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (B) THE CLASS A WARRANTS; (C) THE UNIT PURCHASE OPTION; OR (D) OPTIONS GRANTED OR AVAILABLE FOR GRANT UNDER THE COMPANY'S STOCK OPTION PLANS. SEE "CAPITALIZATION," "MANAGEMENT--STOCK OPTION PLAN," "CERTAIN TRANSACTIONS" AND "DESCRIPTION OF SECURITIES." TO AID THE READER, A GLOSSARY OF TECHNICAL TERMS HAS BEEN INCLUDED IN THIS PROSPECTUS.

                                  THE COMPANY

    The Company was established in 1996 to develop and provide information management software products to the healthcare industry. The Company's software employs "open architecture" technologies and is designed as components that may be simply added to a healthcare provider's existing ("legacy") computer systems or included in newer, more efficient, client-server systems. The Company's software will enable providers to cost-effectively access, combine, route and deliver their computerized patient information, regardless of its original source and format within their legacy computer systems. Physicians, nurses and other authorized users will be able to access the patient information (reports, test results, notes, images, etc.) with PCs via provider intranets, for reading, editing, approving, or referring to other users connected to the provider intranet, all in accordance with each user's security status in accordance with intranet security and access protocols established by the provider.

    Healthcare providers are under increasing pressure to lower health care delivery costs while maintaining or improving the quality of patient care. In response, hospitals, clinics, physicians and other providers are combining into integrated delivery networks ("IDNs") to enable their members to achieve operating efficiencies and savings and competitive advantages through the consolidation of their operations, marketing and services. However, IDNs have not been able to fully realize the cost and operating efficiencies possible from consolidated operations because of their reliance upon older legacy computer systems at individual IDN members' sites. These legacy systems represent multi-million dollar investments, each processing and storing computerized patient information for their site. Because they store and process information in incompatible formats, the patient information available in the separate legacy systems of an IDN cannot be accessed, combined or distributed via an IDN's intranet to clinicians working at various IDN sites.

    The Company's initial software products are being designed to enable IDNs to preserve and leverage their substantial investments in and reliance upon their legacy patient information systems and information repositories, as follows:

    - By providing "plug-and-play" BACKEND access to the patient information directly from within legacy systems,

    - By converting the legacy system information to open computer formats and routing and distributing the information via MIDDLEWARE products to authorized users with access to an IDN's intranet regardless of their location within the IDN, and

    - By furnishing modular, Web-based PC FRONTEND applications for use by IDN clinicians such as document viewing, editing, approval and routing.

    The Company's initial products incorporate certain technology exclusively sublicensed to the Company by a private affiliated company that holds an exclusive license to such technology from West Virginia University ("WVU"). The technology sublicensed to the Company was developed by the Concurrent Engineering Research Center ("CERC") at WVU in its ARTEMIS projects (Advanced Research Testbed for Medical Informatics), which have been funded by over $18 million in research grants and contracts since 1989. The Company's initial backend, middleware and frontend software products are currently being installed at a Miami-based IDN (the "Miami IDN") under a software sale and development contract anticipated to be completed in early 1998, after which the products will be licensed to the IDN. The products subject to the Miami IDN license will be, upon completion of the installation, the first of the Company's products in commercial use.

    The Company intends to market its software products directly to IDNs and other healthcare providers seeking to leverage their legacy information systems and enhance their computerized healthcare information distribution capabilities. The products will also be marketed to major healthcare system vendors for incorporation into their software offerings.

    The Company's activities to date have consisted of development of its business plans and strategies, execution of the license agreement for the ARTEMIS technology, research, development and testing of its initial products, sales presentations to potential customers and preliminary discussions regarding joint product development and marketing with potential collaborators, negotiations relating to the Miami IDN agreement and performance of that agreement and a consulting agreement with another customer. The Company's revenues have been limited to date. There can be no assurance that the Company's initial products will be successfully completed or installed, that the Company's products will achieve commercial acceptance or that the Company will ever achieve profitable operations.

    The Company, a Delaware corporation, was incorporated in 1997. In March 1997, Healthcare Computing Systems, Incorporated, a West Virginia corporation incorporated in February 1996 ("HCS") and the predecessor of the Company, was merged with and into the Company. All references to the "Company" (unless otherwise specified or the context requires otherwise) are deemed to include HCS.

    The Company's offices are located at 235 High Street--Suite 225, Morgantown, West Virginia 26505, and its telephone numbers are (304) 296-7550 and (301) 349-0700.

                                  THE OFFERING

Securities Offered......................................  1,600,000 Units, each Unit consisting of one share of
                                                          Common Stock and one Class A Warrant. Each Class A
                                                          Warrant entitles the holder to purchase one share of
                                                          Common Stock at an exercise price of $6.50, subject to
                                                          adjustment, at any time from the Separation Date through
                                                          the fifth anniversary of the date of this Prospectus.
                                                          The Class A Warrants are subject to redemption in
                                                          certain circumstances. See "Description of Securities."
Common Stock Outstanding Before Offering................  1,200,000 shares (1)(2)
  After Offering........................................  2,800,000 shares (1)(2)(3)
  Use of Proceeds.......................................  To repay $2,000,000 principal amount of 10% promissory notes (the "Bridge Notes") issued in the Bridge
                                                          Financing, plus accrued interest thereon; for product
                                                          research, development and technical support; sales and
                                                          marketing; and working capital. See "Use of Proceeds."
Proposed Nasdaq Symbols (4)
    Units...............................................  CFNIU
    Common Stock:.......................................  CFNI
    Class A Warrants:...................................  CFNIW
Risk Factors............................................  The Offering involves a high degree of risk and immediate substantial dilution. See "Risk Factors" and
                                                          "Dilution."

------------------------

(1) Includes (i) 75,000 shares issued to J. Calvin Kaylor, the President and Chief Operating Officer of the Company, pursuant to an employment agreement and currently subject to vesting provisions. Excludes (i) an aggregate of 1,000,000 shares of Common Stock reserved for issuance upon exercise of the Bridge Warrants; and (ii) 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Plan"), under which, as of the date of this Prospectus, options to purchase 200,000 shares of Common Stock are outstanding at an exercise price per share of $5.00. See "Management--Employment and Consulting Agreements; --Stock Option Plan" and "Certain Transactions."

(2) Includes 600,000 shares of Common Stock (the "Escrow Shares") which have been deposited into escrow by the holders thereof. The Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Common Stock does not achieve certain levels. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to earnings, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to Company officers and employees. See "Risk Factors--Charge to Income in the Event of Release of Escrow Shares," "Capitalization" and "Principal Stockholders--Escrow Shares."

(3) Excludes (i) up to 480,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option (and the Class A Warrants included therein); (ii) 1,600,000 shares of Common Stock issuable upon exercise of the Class A Warrants that are components of the Units offered hereby; and
    (iii) an aggregate of 320,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option and the Class A Warrants included therein. See "Underwriting."

(4) Notwithstanding quotation on the Nasdaq SmallCap Market, there can be no assurance that an active trading market for the Company's securities will develop or, if developed, that it will be sustained.

                         SUMMARY FINANCIAL INFORMATION

                                                        FEBRUARY 6, 1996    FEBRUARY 6, 1996
                                                          (INCEPTION)         (INCEPTION)
                                                            THROUGH             THROUGH        NINE MONTHS ENDED
                                                       DECEMBER 31, 1996   SEPTEMBER 30, 1996  SEPTEMBER 30, 1997
                                                       ------------------  ------------------  ------------------
                                                          (DEVELOPMENT        (DEVELOPMENT
                                                             STAGE)              STAGE)           (UNAUDITED)

                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................      $   68,000          $   44,000         $    171,000
Costs and Expenses:
  Cost of services and systems.......................          31,000              24,000              286,000
  Selling, general and administrative................         108,000              27,000              341,000
  Interest...........................................          --                  --                    9,000
                                                              139,000              51,000              636,000
Net loss.............................................         (71,000)             (7,000)            (465,000)
Net loss per share(1)................................      $    (0.12)         $     (.01)        $      (0.78)
                                                             --------             -------           ----------
                                                             --------             -------           ----------
Weighted average number of shares of Common Stock
  Outstanding........................................         600,000             600,000              600,000
                                                             --------             -------           ----------
                                                             --------             -------           ----------

                                                                                   SEPTEMBER 30, 1997
                                                                       -------------------------------------------
                                                                        HISTORICAL   PRO FORMA(2)   AS ADJUSTED(3)
                                                                       ------------  -------------  --------------

                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)............................................  $   (609,000)  $   (45,000)   $  4,133,000
Total assets.........................................................       840,000     1,604,000       5,782,000
Total current liabilities............................................     1,249,000     1,888,000         180,000
Accumulated deficit..................................................      (536,000)     (536,000)     (1,099,000)
Total stockholders' equity (capital deficiency)......................  $   (409,000)  $  (284,000)   $  5,602,000

------------------------

(1) The pro forma net loss per share computation excludes the Escrow Shares. See Notes B[6] and E of Notes to Financial Statements.

(2) Gives pro forma effect to the issuance of 10% promissory notes (the "Bridge Notes") and Bridge Warrants subsequent to September 30, 1997. See "Capitalization--Bridge Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Gives effect to the sale of the 1,600,000 Units offered hereby at an assumed offering price of $5.00 per Unit and the application of the estimated net proceeds to repay the Bridge Notes. Deferred interest attributable to the Bridge Notes of $291,000 and expenses of the Bridge Financing of $272,000 will be charged to operations upon repayment of the Bridge Notes from the proceeds of the Offering. See "Use of Proceeds," "Risk Factors--Charges and Potential Charges to Earnings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Certain Transactions."

                                  RISK FACTORS

    THE UNITS AND THEIR COMPONENTS OFFERED HEREBY ARE SPECULATIVE IN NATURE AND AN INVESTMENT IN THE UNITS AND THEIR COMPONENTS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ANALYZING THE OFFERING.

    HISTORY OF OPERATING LOSSES; ANTICIPATED FUTURE LOSSES. The Company has experienced operating losses since its inception in February 1996. As of September 30, 1997, the Company had an accumulated deficit of approximately $(536,000) and significant losses and increases in working capital deficit have occurred since such date and are expected to continue for the foreseeable future. Such losses have been and are expected to be principally the result of the various costs associated with the Company's continuing research and development, product installation and post-sale support programs, implementation of a sales and marketing program and distribution channels, recruitment and training of personnel and other operating activities. There can be no assurance that the Company will ever achieve or sustain commercial sales or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED OPERATING HISTORY. The Company has engaged in limited operations since February 1996, and it was a development stage enterprise through December 31, 1996. Its products are at an early stage of development, and the ARTEMIS technology that is intended to be incorporated into the Company's initial products has only been tested on a limited basis in a medical practice setting. The Company has entered into an agreement with the Miami IDN for the development, installation and licensing of the initial products that it intends to offer for commercial license to other healthcare institutions. However, there can be no assurance that such products will be successfully developed or installed, and it is likely that the Company's direct project expenses and development costs will exceed its revenues on this project. The Company's success depends upon several factors including, among others, (i) the ability of the Company to develop and support products that are compatible with other systems in use by potential customers and provide useful features that are user friendly, (ii) the acceptance of the Company's products by IDNs and other healthcare providers, and (iii) the development of an effective marketing and distribution network. Investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful, and there can be no assurance that the Company will become a viable or profitable business. Since inception, the Company has had minimal revenues. The likelihood of the success of the Company must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed current estimates. In addition, there can be no assurance that the proposed products will be successfully developed on a timely basis or that such products or others developed by the Company will receive commercial acceptance in the healthcare industry or generate significant revenues. There can be no assurance that revenues will increase significantly in the future or that the Company will ever achieve profitable operations. See "Business."

    USE OF PROCEEDS TO REPAY INDEBTEDNESS; NEED FOR SIGNIFICANT ADDITIONAL FUNDS. The Company has a working capital deficit and requires the proceeds of the Offering to pursue its business plan. Approximately $2,050,000, or approximately 32%, of the net proceeds of the Offering will be used for the repayment of the Bridge Notes issued in the Bridge Financing and will not be available for any other purpose. The remaining proceeds of the Offering are only expected to be sufficient to fund the Company's operations for approximately 24 months and the Company will likely require significant additional funds to continue its operations after such period. Moreover, the Company's cash requirements may vary materially from those currently anticipated due to product development and marketing programs, changes in the forms and direction of the Company's activities, the timing of receipt of revenues, if any, and other factors. The Company has no commitments for any future funding and there can be no assurance that the Company will be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to the Company, or at all. If the Company is unable to obtain the necessary financing, it will be required to significantly curtail its activities or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNPROVEN COMMERCIAL VIABILITY; UNCERTAINTY OF MARKET ACCEPTANCE. While the development and installation of the Company's initial products for the Miami IDN is proceeding on schedule, there can be no assurance such development and installation will be completed on schedule or at all, or that such products will perform as anticipated. While one rural practice group, consisting of two clinics and two hospitals, has used certain ARTEMIS technology on a test basis, there has been no commercial use of the Company's products. The Company's proposed products and technology are at an early stage of development and will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable performance, be compatible with other systems in use by potential customers, be capable of being sold, installed and supported in commercial volumes at reasonable prices and costs or be successfully marketed. The Company will be required to create product awareness and demand, and persuade potential customers of the advantages of adapting or converting existing electronic and other record creation, storage and transmission products by means of products developed by the Company. In addition, in order for its products to achieve commercial acceptance, the Company must gain the acceptance of the healthcare information professionals, financial professionals and facility and system executives employed in senior positions by large health delivery systems and multi-specialty physician practice groups, who make the purchasing decisions regarding electronic medical records system ("EMRS") products, the information system professionals employed by national and international VARs who sell EMRS products, and the physicians and other healthcare professionals who will use the products. There can be no assurance that the Company can accomplish the foregoing to the extent necessary to develop market acceptance. If the Company is unable to achieve commercial acceptance of its products, it may be forced to cease operations.

    LIMITED MARKETING AND SALES CAPABILITIES; DEPENDENCE ON THIRD PARTIES FOR MARKETING ACTIVITIES. The Company's operating results will depend to a large extent on its ability to educate the various healthcare providers and providers of healthcare information management systems about the advantages of its products and to market its products to the users and decision makers within those sophisticated healthcare provider organizations and system providers. The Company currently has very limited marketing capabilities and experience and needs to hire a sales and marketing executive and personnel and develop a sales and marketing program and sales distribution channels. The Company will be required to hire a sales and marketing executive with substantial industry experience and contacts. There can be no assurance that the Company will successfully recruit such a person. The Company anticipates that it will depend, to a significant extent, on system integrators, VARs and other software distributors to market and support the Company's products. The success of any such relationship will depend in part upon such parties' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being marketed by such persons, and there can be no assurance that such parties will have the interest or ability to successfully market the Company's products. The Company has had preliminary discussions with a limited number of parties relating to the distribution and/or integration of the Company's products; however, the Company has not entered into agreements, and there can be no assurance that the Company will be able to arrange third party distribution of its products or that such arrangements would result in significant sales. Further, the Company could be dependent for a substantial portion of its sales on one or a very small number of distributors. In such event, the loss of one or more significant distributors could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will depend in great part on its ability to successfully implement its marketing and sales program and create sufficient levels of demand for the Company's products. There can be no assurance that any marketing and sales efforts undertaken by or on behalf of the Company will be successful or will result in any significant sales of the Company's products. See "Business--Marketing."

    TECHNOLOGICAL CHANGES AND EMERGING TECHNICAL STANDARDS. The market for the Company's products and services is characterized by continued and rapid technological advances in software development requiring ongoing expenditures for research and development and the timely introduction of new products and services. In addition, compatibility with existing and emerging industry standards is essential to the Company's marketing strategy and research and development efforts. The establishment of standards is largely a function of user acceptance, and standards are therefore subject to change. The Company's products are dependent upon a number of advanced technologies, including those related to computer hardware and software and other peripheral components, all of which are subject to rapid change. Accordingly, the Company's future success will depend upon its ability on a timely basis to develop and introduce new products and features and enhance its existing products in order to keep pace with competitive offerings, adapt to technological developments and changing industry standards and provide additional functionality to meet and address the increasingly sophisticated needs of its customers. To the extent the Company determines that new technologies, standards and equipment are required to remain competitive, the development or acquisition and the implementation of such technologies, standards and equipment are likely to require investment of significant time and capital. Depending upon the complexity of a given software tool or product, the Company's development and introduction cycle could last months or years. There can be no assurance that the Company will be successful in developing, implementing on a timely basis, and marketing such tools and products or enhancements thereof or that they will be accepted by the market. There can be no assurance that the necessary capital will be available in the future or that the products will become or remain commercially viable. There can be no assurance that the Company's future development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will render the Company's technology or products obsolete or uncompetitive. There can be no assurance that the Company will be able to acquire or license needed new technology at a price or terms acceptable to the Company. Without the timely development and successful introduction of market-driven products, there can be no assurance that the Company can either achieve or sustain profitable operations or continue operations.

    DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL, SOFTWARE DEVELOPMENT ENGINEERS AND SALES AND MARKETING EXECUTIVE. The operations of the Company will depend to a significant extent upon the efforts of J. Calvin Kaylor, the Company's President and Chief Executive Officer, and Marty R. Stango, the Company's Chief Financial Officer. In addition, the Company's research and development operations are dependent upon Dr. V. Jagannathan, Senior Vice President -Research and Development, and Dr. Y. V. Reddy, the Company's Chief Scientist. The loss of Messrs. Kaylor or Stango or Dr. Jagannathan as employees, or of Dr. Reddy as a consultant, would adversely affect the Company's business. Dr. Reddy is a consultant to the Company who is available to the Company one day a week and will continue as the Director of CERC. Dr. Jagannathan is currently devoting 80% of his working time to the Company, and he expects to devote approximately 80% of his working time to the Company for so long as he remains affiliated with CERC and WVU. The Company subcontracted certain aspects of its work, including work to be performed for its two customers, to CERC through WVU. The subcontract currently runs through May 15, 1998, and the Company is hiring full-time and part-time software development personnel who will perform most of the remaining work for such customers. However, the Company will need to recruit, hire and train an increasing number of software development and support personnel in order to fulfill its business objectives. The demand for program developers with the level of skill required by the Company is very intense, and the Company's ability to sustain its development efforts will depend in its ability to recruit and retain such personnel. In order to effectively market its products, the Company will also need to retain a marketing and sales executive and staff with industry experience and contacts, as well as software installation and service personnel and administrative support personnel. The Company does not intend to hire any marketing or sales personnel until its products are close to commercial introduction. See "Business-- Employees" and "Management."

    POSSIBLE ADVERSE EFFECTS OF GOVERNMENT AND INSTITUTIONAL REGULATION REGARDING PATIENT CONFIDENTIALITY. The confidentiality of patient records and the circumstances under which such records may be released are subject to substantial regulation by state and federal laws and regulations governing both the disclosure and use of confidential patient medical record information. In addition to regulations applicable to medical records generally, there are also laws and regulations regarding the confidentiality of specific records, such as those relating to mental health, substance abuse and HIV infection. The Company intends to configure its products to comply with the laws and regulations regarding the collection and distribution of patient data in all jurisdictions where it expects to have sales, but regulations regarding patient confidentiality rights are evolving rapidly and are often unclear and difficult to apply in the rapidly restructuring healthcare market. In 1996, President Clinton signed the Health Insurance Portability and Accountability Act of 1996. This legislation requires the Secretary of Health and Human Services to adopt national standards for health information transactions and the data elements to be used in such transactions and to adopt standards to ensure the integrity and confidentiality of health information. The Secretary is required to issue such standards not later than February 21, 1998, and healthcare providers will generally be required to comply with each standard within 24 months after it is adopted. The legislation also provides for the establishment of additional Federal standards for the privacy of all individually identifiable health records. There can be no assurance that this legislation and the regulations promulgated thereunder will not materially restrict the ability of potential users of the Company's products to obtain or disseminate patient information via electronic means. Additional legislation and regulations governing the confidentiality and dissemination of medical record information are continually being proposed at both the state and federal level. There can be no assurance that state or federal laws will not materially restrict the ability of potential users of the Company's products to obtain or disseminate patient information via electronic means. Any material restrictions on the use of electronic transmission of patient information could adversely affect the Company's business. See "--Uncertainties Relating to Use of the Internet for Transmission of Patient Information" and "Business--Patient Confidentiality Matters."

    In addition to applicable government regulations regarding patient confidentiality, many healthcare providers have developed their own rules and protocols regarding access to and dissemination of patient records. The restrictions imposed by such rules and protocols could limit the utility of the Company's products to such providers, which could adversely affect the Company's business.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success will depend to a significant extent on its ability to maintain the proprietary and confidential software incorporated in its software products as they are released. The Company intends to rely on a combination of copyright, trademark, patent and trade secret and contractual protections to establish and protect its proprietary rights and further intends to operate without infringing the intellectual property rights of third parties. There can be no assurance that any applications that the Company may file for copyright or trademark registration or patents relating to the Company's products or potential products will result in copyrights or trademarks being registered or patents being issued, that any registered copyrights or trademarks or issued patents will afford adequate protection to the Company or not be opposed, contested, cancelled, challenged, invalidated, infringed or circumvented, or that any rights granted thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently or originally developed, or will not independently or originally develop, similar products and/or technologies, duplicate any of the Company's products or technologies, or, if copyrights or patents are granted to, or licensed by, the Company, successfully design around such copyrights or patents. Furthermore, there can be no assurance that the Company can adequately preserve its rights to proprietary technology and processes that it maintains as trade secrets. In addition, litigation may be required to enforce the Company's intellectual property rights against infringement, to protect the Company's trade secrets, to determine the validity and scope of proprietary rights of others, or to defend against claims by others of infringement or invalidity. There can be no assurance that the Company will have sufficient resources to conduct such actions, and the costs and diversion of resources required by such actions could have a material adverse effect on the Company's business, operating results and financial condition. In addition, it is possible that the Company may need to in-license third party technologies. There can be no assurance that such third party technology licenses, if needed, would be available to the Company on reasonable terms or at all. See "Business-- Proprietary Rights."

    POTENTIAL DEPENDENCE ON LICENSE AGREEMENT AND CERC. It is anticipated that the Company's proposed initial products will incorporate the ARTEMIS patient record management technology. The Company is the exclusive licensee of the ARTEMIS technology pursuant to an agreement (the "Cybermarche Agreement") with Cybermarche, Inc., a privately-held company ("Cybermarche"). Cybermarche, in turn, is the exclusive licensee of the ARTEMIS technology pursuant to an agreement with WVU (the "WVU Agreement"). The ARTEMIS technology is being developed at CERC pursuant to federal agency funding agreements, one of which is in place until September 1999. Each of Cybermarche, WVU, and the federal funding agencies have retained certain rights to ARTEMIS. Under certain circumstances, including, without limitation, (i) a breach by the Company of the Cybermarche Agreement, (ii) a breach by Cybermarche of the WVU Agreement and (iii) a breach by WVU of the Government Agreements, which, if exercised, could result in the withdrawal of the exclusive license of ARTEMIS to the Company. The Company would not be able to develop its proposed initial products without the ARTEMIS technology. The inability to use the ARTEMIS technology would severely limit and substantially delay the Company's ability to develop commercial products, and there can be no assurance that the Company would succeed in developing a commercial product without the use of the ARTEMIS technology.

    While the Company anticipates that it will conduct its own research and development to create products that will add refinements and features to the current ARTEMIS, there can be no assurance that it will be able to do so, or that it will not be dependent on further developments of ARTEMIS by CERC. CERC has received funding to continue development of various aspects of this technology, and further improvements will be available to the Company, as provided by the WVU and Cybermarche Agreements. However, there can be no assurance that such funding will continue to be available, that CERC will continue to have qualified personnel to conduct this development, that such development efforts will result in substantial enhancements to such software, or if made, that such enhancements will prove useful to the Company. Certain persons who have been important to CERC's ARTEMIS activities in the past, including Dr. V. Jagannathan, the Company's Senior Vice-President for Research and Development, intend to substantially reduce their commitments to CERC to devote most or all of their time to the Company. Although the Company will benefit from their direct participation in the Company's activities, the Company may be adversely affected if CERC does not continue to have qualified personnel to carry out its development activities. See "Business--Technology; --Proprietary Rights."

    POTENTIAL CONFLICTS OF INTEREST. Dr. Jagannathan and Dr. Reddy are currently employed by WVU, in CERC. In addition, the Company obtained from Cybermarche, pursuant to the Cybermarche Agreement, the exclusive assignment of the WVU Agreement relating to the ARTEMIS technology. All of Cybermarche's stockholders are stockholders of the Company, and several officers of the Company are stockholders of Cybermarche, which is engaged in the commercialization of other, non-healthcare related technology originally developed by CERC. However, Cybermarche and the Company have no employees in common. With the consent of WVU, Dr. Jagannathan currently devotes 80% of his business time to the Company. With the consent of WVU, Dr. Reddy currently devotes 20% of his business time to the Company. However, as long as these individuals have any obligations to WVU, except to the extent they are engaged in ARTEMIS-related projects for CERC, they may not be fully available to the Company. In addition, to the extent principals of the Company engage in activities for Cybermarche, they will not be available to the Company. Dr. Jagannathan has agreed with the Company that he will not devote any time to the business of Cybermarche.

    LIKELIHOOD OF LONG SALES CYCLES. Assuming the Company achieves market awareness and demand for its products, of which there can be no assurance, quarterly revenues, if any, and results of operations are likely to fluctuate as a result of a number of factors including, among others, the effect of the complexity and scope of products required to address the electronic medical records system ("EMRS") needs and the annual purchasing and budgeting practices of potential customers. In addition, the timing of revenue recognition may be difficult to predict because it is anticipated that the negotiation, development and installation associated with a typical sale to a healthcare provider could take as long as one year. During the sales cycle the Company will be required to commit substantial time, effort and funds to prepare a contract proposal and negotiate the contract, and the Company will recognize revenues on a percentage-of-completion method based on the completion of specific milestones. The timing of revenue recognition may also be affected by such factors as the need to allocate Company resources among clients and research and development activities, the availability of client personnel and delays imposed by clients. Because a significant portion of the Company's total expenses, particularly employee compensation, will be relatively fixed, variations in the timing of sales, if any, and installations would cause significant variations in operating results from quarter to quarter. In such events, the Company will be unable to adjust spending to compensate fully for such revenues fluctuations, which may magnify the adverse effect of such a disparity on the Company's results of operations.

    COMPETITION. The Company has a large number of competitors who offer products and services that can accomplish outcomes that are the same or equivalent to the Company's products and services. The Company competes with, among others, (i) very large, established healthcare information system vendors such as HBO & Company, Shared Medical Systems Corporation, and Cerner Corporation, as well as smaller EMRS firms such as MedicaLogic, HealthPoint, Oacis, and Oceana; (ii) integration engine companies such as Software Technologies Corporation, Century Analysis Incorporated, and HUBLink, Inc.;
(iii) image management companies such as IMNET Systems, Inc. and LanVision Systems, Inc.; (iv) healthcare database reference companies such as HCIA, Inc.;
(v) consulting firms such as Andersen Consulting and Ernst & Young, LLP; (vi) original equipment manufacturers such as International Business Machines Corporation and Hewlett-Packard, Inc.; (vii) systems integration firms such as Science Products International Corporation, Electronic Data Systems Corporation and Healthdyne Information Enterprises; and (viii) internal MIS departments of healthcare providers. Also, the Company will compete with joint ventures, such as the Andover Group (formed by Andersen Consulting and Hewlett-Packard), for middleware services. Most of the Company's competitors have significantly greater financial, technical and management resources than the Company, and there can be no assurance that the Company will be able to compete successfully. In addition, there can be no assurance that others, including the personnel associated with other university-based research facilities with operations similar to those of CERC, will not seek to enter the market. See Business--Competition."

    FRAGMENTED MARKET; UNCERTAINTY IN THE HEALTHCARE INDUSTRY; DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS. The markets for the Company's products, while undergoing consolidations, are highly fragmented. It may be very difficult for the Company to achieve significant market penetration, and any attempt will require substantial, but unknown amount of effort and scarce resources. The fragmented nature of the market may impede the Company's ability to achieve commercial acceptance for its products. Furthermore, during the past several years, the U.S. healthcare industry has been subject to an increase in the influence and purchasing power of managed care organizations. Healthcare industry participants may react to these proposals and influences, and the uncertainty surrounding such proposals and influences, by curtailing or deferring investments and expenditures, including those for the Company's products and services. The failure of the Company to maintain sales as a result of such uncertainties could have a material adverse effect on the Company's business, result of operations and financial condition. The most likely potential customers for the Company's products are expected to be large healthcare systems, such as the Miami IDN. In such event, the loss of individual customers could have an adverse effect on the business of the Company. See "Business--Customers; --Marketing."

    RISK OF SOFTWARE DEFECTS. As a result of their complexity, software products frequently contain undetected errors or failures, especially when first introduced or when new versions or enhancements are released. The Company intends to subject its products to extensive testing prior to release; however, there can be no assurance that, despite testing by the Company and testing and use by potential customers, errors will not be found in the Company's products. Any such errors could delay commercial introduction of products by the Company and could require modifications after products, once introduced, are in use. Remedying such errors could be costly and time consuming, and delays in debugging or modifying the Company's products could materially and adversely affect the Company's competitive position with respect to existing and new technologies and products offered by its competitors.

    PRODUCT LIABILITY; RISK OF LIABILITY CLAIMS. The Company's products may be used in connection with confidential patient records and treatment plans. Customer reliance on the Company's products and services could result in exposure of the Company to liability claims if the Company's products contribute to a failure to provide accurate and timely information or to protect the security and privacy of confidential patient information, if patient care decisions based in part on use of the Company's products and services are challenged, or in the event of improper disclosure of patient information. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business or results of operations. Even unsuccessful claims could result in the expenditure of funds in litigation, diversion of management time and resources or damage to the Company's reputation and the marketability of the Company's products and services. The Company intends to take contractual steps to obtain indemnification from its customers and vendors for certain liabilities and intends to obtain and maintain general commercial liability insurance. However, there can be no assurance that appropriate insurance will be available to the Company at commercially reasonable rates, that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim, or that damages payable by the Company would not have a material adverse effect on the Company's business, financial condition and results of operations.

    POTENTIAL RELIANCE ON OTHERS. The Company's strategy for the research, development and commercialization of certain of its present and future products entails entering into various arrangements with corporate and academic partners, other software developers, original equipment manufacturers (OEMs), licensees and others in order to receive product sales and royalties and funds for product development. The Company may also rely on its collaborative partners to conduct research efforts, product development and testing and to produce and market certain of the Company's products. The amount and timing of resources to be devoted to these activities may not be within the control of the Company. There can also be no assurance that the Company will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist the Company in developing or commercializing products. There can be no assurance that any present or future partners will perform their obligations as expected or that any revenue will be derived from such arrangements.

    LIMITED COMMERCIAL CAPABILITY. The Company's ability to produce products for commercial use at its present facility is extremely limited. Accordingly, if demand develops, the Company will need to relocate its development and production to a larger facility and, furthermore, the Company will need to maintain a separate facility for administrative and marketing activities. Although the Company believes it will be able to expand its development, production, marketing and administrative capabilities as the need requires, it may experience unanticipated delays, costs and/or logistical problems, and the Company will require the proceeds from another financing to do so.

    UNCERTAIN ABILITY TO MANAGE GROWTH. In the event, of which there can be no assurance, that the Company experiences rapid growth prior to or following the Offering, a significant strain on the Company's financial, management and other resources can be expected to result. The Company's future performance will depend in part on its ability to install and manage change in its operations, including integration of any acquired businesses and any internally developed businesses. In addition, the Company's ability to manage any growth effectively will require it to install and to continue to improve its operational and financial control systems and infrastructure, and to attract, train, motivate, manage and retain key employees. If the Company's management were to become unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected.

    UNCERTAINTIES RELATING TO USE OF THE INTERNET FOR TRANSMISSION OF PATIENT INFORMATION. It is anticipated that customers will initially use the Company's products to manage and transmit patient information only within their private, internal networks or intranets. The Company's products utilize World Wide Web technologies which enable customers to transmit data via the Internet should they desire to do so. However, a customer's use of the Internet to transmit confidential patient information will be dependent upon the availability of sufficient security features and technology to protect the confidentiality of patient records. While numerous software development firms are marketing software products that purport to establish various levels of data encryption and other security for transmissions over the Internet, no currently available technology has been generally accepted as providing security at a level necessary to prevent unauthorized access to confidential patient information being transmitted over the Internet. Further, at least one regional office of the Healthcare Finance Administration ("HCFA") of the Department of Health and Human Services ("HHS") recently issued a announcement addressed to HMOs and other healthcare providers to the effect that they should refrain from transmitting certain patient information between providers and insurers over the Internet until such time as further evaluation of the security technologies can be completed by HCFA. Other issues relating to the use of the Internet for the transmission of patient information, including reliability, cost, ease of use and access and speed, remain unresolved and may affect the use of the Internet as a medium for the transmission of CPRs. CERC is engaged in research of technology to secure the Internet transmission of CPRs, but there can be no assurance that such technology can be developed by CERC, the Company or others, on a timely basis or be incorporated in commercially usable products. In addition to the security and privacy concerns, concerns related to computer viruses may inhibit the use of the Internet for transmission of vital medical data. The inability to transmit CPRs securely, efficiently and cost-effectively via the Internet could limit the usefulness and commercial appeal of the Company's products and could adversely affect the Company's business, results of operations and financial condition. See "--Possible Adverse Effects of Government and Institutional Regulation Regarding Patient Confidentiality."

    POSSIBLE ADVERSE EFFECTS OF GOVERNMENT REGULATION REGARDING COMPUTER PRODUCTS AND PROCUREMENT PROCEDURES. The United States Food and Drug Administration (the "FDA") regulates some computer products as medical devices. The FDA has issued a draft guidance document regarding the regulation of computer products under certain circumstances as medical devices under the Federal Food, Drug, and Cosmetic Act (the "FDC Act"). This guidance is subject to change. However, because the Company's products are not used in diagnosis, the FDA currently does not regulate the products the Company has developed or expects to develop and market. Compliance with federal regulation could be burdensome, time consuming and expensive. The Company expects the FDA is likely to become increasingly active in regulating computer software intended for use in the healthcare setting. Furthermore, there can be no assurance that any final FDA policy governing computer products, once issued, or other future laws and regulations concerning the manufacture or marketing of medical devices or healthcare information software and systems, will not increase the cost and time to market new or existing products. If the FDA chooses to regulate any of the Company's products as medical devices not exempt from regulation, it can impose extensive requirements upon the Company, including the requirement that the Company seek either FDA clearance of a pre-market notification submission (510(k)) demonstrating the product's substantial equivalence to a predicate device or approval of a pre-market approval application establishing the safety and effectiveness of the device. FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition, the Company would be required to comply with the FDC Act's general controls, including establishment registration, device listing, compliance with good manufacturing requirements and the reporting of certain device malfunctions and adverse device events. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval of products, withdrawal of clearances and approvals, and criminal prosecution. On November 21, 1997, President Clinton signed into law the Food and Drug Administration Modernization Act of 1997. This new legislation is intended to speed the approval process of medical devices and other FDA regulated products by streamlining FDA's review procedures to ensure timely review of applications. Should the Company's products to be subject to regulation as medical devices, the new law may provide the Company with a more predictable and faster application process.

    The healthcare industry also is subject to changing political, economic and regulatory influences that may affect the procurement practices and other operations of healthcare industry participants. During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation and reform proposals. These reforms may increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company's customers and target market. The failure of the Company to maintain adequate price levels or sales as a result of legislative or regulatory reforms could have a material adverse effect on the Company's business, result of operations and financial condition.

    USE OF PROCEEDS TO BENEFIT INSIDERS. The Company expects to use a portion of the net proceeds of the Offering to pay salaries and consulting fees to executive officers and directors of the Company, at the initial aggregate rate of approximately $47,000 per month, increasing over time to approximately $62,000 per month as their time commitments to the Company increase. A portion of the net proceeds of the Offering will also be used to repay the Bridge Notes. Proceeds of the Bridge Financing were used, in part, to pay salaries and consulting fees to executive officers and directors of the Company (including accrued salaries and consulting fees of $383,400 for the period from November 1, 1996 through September 30, 1997 and approximately $47,000 per month commencing October 1, 1997). See "Use of Proceeds" and "Management."

    CHARGES AND POTENTIAL CHARGES TO EARNINGS. Upon completion of the Offering and repayment of the Bridge Notes, a non-recurring charge representing the unamortized debt discount and debt issuance costs incurred in connection with the Bridge Financing will be charged to operations in the quarter in which the Offering is completed. The aggregate debt discount and debt issue costs associated with the Bridge Notes is $563,000.

    As a condition to the Offering, the current holders of the Company's Common Stock have agreed to place, on a pro rata basis, 600,000 shares, or one-half of the outstanding shares of Common Stock of the Company before the Offering, into escrow, to be released only upon the attainment by the Company of certain earnings or market price thresholds determined by negotiation between the Company and the Representative. The Securities and Exchange Commission (the "Commission") has taken the position with respect to escrow arrangements such as that entered into by the Company and its stockholders that in the event any Escrow Shares are released from escrow to officers, directors, employees or consultants of the Company , compensation expense will be recorded for financial reporting purposes. Such charge is not deductible for income tax purposes. Therefore, in the event of the release of the Escrow Shares, the Company will recognize, during the period in which the reportable earnings thresholds are met or such minimum bid prices obtained, what could be a substantial charge which would have the effect of substantially increasing the Company's reportable loss or reducing or eliminating reportable earnings, if any, at such time. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Escrow Shares."

    IMMEDIATE DILUTION. The purchasers of the Units in the Offering will incur an immediate dilution of approximately $2.46 or 49.2% in the pro forma per share net tangible book value of their Common Stock ($2.28 or 45.6% if the Underwriters' over-allotment option is exercised in full). Additional dilution to public investors, if any, may result to the extent that the Warrants, the Unit Purchase Option and/or outstanding options are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."

    CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. Upon completion of the Offering, the current stockholders of the Company will own 43% of the outstanding shares of Common Stock and therefore will be able to influence significantly or control the outcome of substantially all matters submitted to a vote of the stockholders. See "Certain Transactions," "Principal Stockholders" and "Description of Securities."

    POTENTIAL ADVERSE EFFECTS OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors will be empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. The Company is also subject to a Delaware statute regulating business combinations that could discourage, hinder or preclude an unsolicited acquisition of the Company and make it less likely that stockholders receive a premium for their shares as a result of such attempt, which may adversely affect the market price of the Company's securities. See "Description of Securities--Preferred Stock" and "--Business Combination Protections."

    NO DIVIDENDS. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Dividend Policy."

    POTENTIAL INFLUENCE OF THE REPRESENTATIVE. The Representative has the right, for a period of five years after the completion of the Offering, to designate one individual for nomination to the Company's Board of Directors. In addition, during the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition or transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The Company has also agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 160,000 Units and has agreed to grant to the holders of the Unit Purchase Option registration rights with respect to the securities issuable upon exercise thereof. Such rights may enable the Representative to exert a degree of influence over the Company during the period such rights are outstanding. See "Management--Executive Officers and Directors" and "Underwriting."

    NO PUBLIC MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF MARKET PRICE; ARBITRARY DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has not been any market for any of the Company's securities and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Units and the exercise price and other terms of the Class A Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Units, Common Stock and Class A Warrants could also be subject to significant fluctuations in response to variations in the Company's development efforts, intellectual property position, government regulations, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time. See "Underwriting."

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act or otherwise could have an adverse effect on the price of the Company's securities. The 1,200,000 shares of Common Stock outstanding before the Offering are eligible for resale in the public market, subject to compliance with Rule 144 under the Securities Act. In addition, 50,000 shares of Class A Common Stock issuable upon the exercise of stock options will be eligible for resale pursuant to Rule 144 and Rule 701 under the Securities Act immediately after the 90th day following the date of this Prospectus and a portion of the remaining 152,000 outstanding options will vest and be eligible for resale pursuant to Rule 144 and Rule 701 under the Securities Act at various times beginning in November 1998. However, holders of 1,100,000 of the 1,200,000 outstanding shares of Common Stock and all the outstanding options prior to the Offering have agreed not to sell any shares of Common Stock for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. In addition, the holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights, and the Company has agreed to register for resale the Bridge Warrants and the underlying Common Stock one year from the closing of the Offering. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

    OUTSTANDING WARRANTS AND OPTIONS; EXERCISE OF REGISTRATION RIGHTS. Upon completion of the Offering, the Company will have outstanding (i) 1,600,000 Class A Warrants to purchase an aggregate of 1,600,000 shares of Common Stock;
(ii) the Bridge Warrants to purchase 1,000,000 shares of Common

Stock; and (iii) the Unit Purchase Option to purchase an aggregate of 320,000 shares of Common Stock, assuming exercise of the underlying Class A Warrants. The Company also has 300,000 shares of Common Stock reserved for issuance upon exercise of options under its 1997 Stock Option Plan, of which 200,000 have been granted and are subject to vesting schedules. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these Warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities. Exercise of such rights could involve substantial expense to the Company. The Company has agreed to register for resale the 1,000,000 Bridge Warrants and the underlying Common Stock one year from the closing of the Offering. See "Management--Stock Options," "Description of Securities" and "Underwriting."

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. Commencing one year from the date of this Prospectus, the Class A Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $9.10 per share for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Class A Warrants could force the holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities--Redeemable Class A Warrants."

    CURRENT PROSPECTUS AND STATE REGISTRATION TO EXERCISE WARRANTS. Holders of Class A Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of the Offering to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Class A Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Class A Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Class A Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. See "Description of Securities-- Redeemable Class A Warrants."

    POSSIBLE ADVERSE EFFECT ON THE LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO SECURITIES AND EXCHANGE COMMISSION INVESTIGATION OF THE REPRESENTATIVE AND BLAIR & CO. AND RECENT SETTLEMENT BY BLAIR & CO. WITH NASD. The Commission is conducting an investigation concerning various business activities of the Representative and D.H. Blair & Co., Inc., a selling group member which will distribute a substantial portion of the Units offered hereby ("Blair & Co."). The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

    In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups.

NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative, its chief executive officer or any of its other officers or directors.

    The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected. See "Underwriting."

    POSSIBLE RESTRICTIONS ON MARKET-MAKING ACTIVITIES IN COMPANY'S
SECURITIES. The Representative has advised the Company that Blair & Co. intends to make a market in the Company's securities. Regulation M under the Securities Act of 1934 (the "Exchange Act") may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Class A Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Class A Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Class A Warrants are exercisable. In addition, the Company has agreed to register for resale the Bridge Warrants and the underlying Common Stock within one year from the closing of the Offering. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Bridge Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (which is likely to be five business days) prior to the commencement of such distribution. Accordingly, in the event the Representative or Blair & Co. is engaged in a distribution of the Bridge Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

    POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET. While the Company's Units, Common Stock and Class A Warrants meet the current Nasdaq listing requirements and are expected to be initially included on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Nasdaq has recently adopted more stringent financial requirements for Nasdaq securities. Continued inclusion on Nasdaq would require that (i) the Company maintain (A) net tangible assets (defined as total assets less total liabilities and goodwill) of at least $2,000,000, (B) net income of $500,000 in two of the last three years, or (C) market capitalization of at least $35,000,000, (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock have at least two active market markers and (v) the Common Stock be held by at least 300 holders.

    If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Common Stock and Class A Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." The Representative and Blair & Co. are currently permitted to make a market in securities traded on the "Electronic Bulletin Board," although neither the Representative nor Blair & Co. has committed to do so in the event the Company's securities were traded thereon. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions and lower prices for the Company's securities than might otherwise be attained.

    RISKS OF LOW-PRICED OR "PENNY" STOCK. If the Company's securities were delisted from Nasdaq (See "--Possible Delisting of Securities from The Nasdaq Stock Market"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities except in transactions exempted by such Rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the securities acquired hereby.

    Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

                                USE OF PROCEEDS

    THE FOLLOWING DISCUSSION ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $5.00 PER UNIT.

    The net proceeds to the Company from the sale of the 1,600,000 Units offered hereby, after deducting underwriting discounts and commissions and other expenses of the Offering, are estimated to be approximately $6,450,000 ($7,494,000 if the over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:

                                                            APPROXIMATE AMOUNT    PERCENTAGE OF
APPLICATION                                                   OF NET PROCEEDS     NET PROCEEDS
----------------------------------------------------------  -------------------  ---------------
Repayment of Bridge Notes (1).............................     $   2,050,000             31.8%
Product Development (2)...................................         2,200,000             34.1%
Technical Product Support (3).............................           665,000             10.3%
Sales and Marketing (4)...................................           984,000             15.3%
Working Capital(5)........................................           551,000              8.5%
                                                            -------------------         -----
    Total.................................................     $   6,450,000            100.0%
                                                            -------------------         -----
                                                            -------------------         -----

------------------------

(1) Represents the principal amount and accrued interest at the rate of 10% per annum of Bridge Notes issued in the Bridge Financing in September and October 1997. The proceeds of the Bridge Financing were and are being used for software engineering and product development, marketing, sales and general working capital purposes, including general and administrative expenses, and payment of accrued and current salaries and consulting fees. See "Capitalization--Bridge Financing" and "Certain Transactions."

(2) Includes compensation of executive officers and directors performing technical and research and development functions, software developers and consultants, other costs of development and testing of software products for general and specific clients, acquisition and development of software design tools, development and testing of product upgrades, research and development of new health care software product lines, development of both end-user and manufacturer designer add-on software, and research and development of user system access interfaces and safeguards. See "Business-- Products under Development; --Research and Development."

(3) Includes compensation of executive officers and staff performing operating and technical support functions, the costs of pre-and post-installation product testing and debugging, telephonic ("help desk") support services, Internet and intranet web-page support design and maintenance, and development and maintenance of written and on-line technical support manuals.

(4) Includes the costs of recruiting a senior marketing executive and marketing and sales staff, compensation of executive officers and staff performing marketing and sales functions, costs of development of printed and on-line marketing and sales materials, presentations and exhibits at technical trade shows, and joint product marketing with VARs and other end-user software developers and vendors. See "Business--Marketing."

(5) Includes general and administrative expenses, salaries of corporate administrative executive officers and administrative support staff, and general operating expenses.

    The foregoing represents the Company's best estimate at this time of its allocation of the net proceeds of the Offering during approximately the next 24 months. This estimate is based on certain assumptions, including that no events occur which would cause the Company to abandon any particular efforts, that competitive conditions remain stable, that the success of the Company's research, development and testing activities will occur as projected, as well as certain assumptions relating to the Company's sales and marketing activities, market acceptance of the Company's products, competition and other factors. Future events, as well as changes in economic, regulatory or competitive conditions or the Company's business and the results of the Company's sales and marketing activities, may make shifts in the allocation of funds necessary or desirable. The Company reserves the right to change its use of proceeds as unanticipated events may cause the Company to redirect its priorities and reallocate the proceeds accordingly.

    In addition, the Company may require additional funds during such period in the event of delays in sales and marketing or product development, cost overruns or other unanticipated expenses commonly associated with a company in an early stage of development. Furthermore, the Company will likely need substantial additional financing following such 24 month period. There can be no assurance that additional funding will be available to the Company on acceptable terms, if at all. In the event such financing is not obtained, the Company may be materially adversely affected and may have to cease or substantially reduce operations.

    Any additional proceeds received upon exercise of the over-allotment option, the Warrants or the Bridge Warrants will be added to working capital. Pending utilization, the net proceeds of the Offering will be invested in short-term, interest-bearing investments.

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

    THE FOLLOWING DISCUSSION ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $5.00 PER UNIT.

    The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on a historical basis; (ii) on a pro forma basis to reflect the sale of Bridge Notes and Bridge Warrants subsequent to such date and
(iii) as adjusted to reflect the sale of the Units offered hereby and the application of the net proceeds therefrom to repay the Bridge Notes. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                 SEPTEMBER 30, 1997
                                                                      -----------------------------------------
                                                                      HISTORICAL     PRO FORMA     AS ADJUSTED
                                                                      -----------  -------------  -------------
                                                                                      (UNAUDITED)
Bridge Notes, net of discount(1)....................................  $   869,000  $   1,708,000  $    --
                                                                      -----------  -------------  -------------
Stockholders' Equity:
  Preferred Stock, $.001 par value; 5,000,000 shares authorized; no shares outstanding actual, issued and outstanding pro forma and
    as adjusted.....................................................      --            --             --
  Common Stock, $.001 par value; 20,000,000 shares authorized;
    1,200,000 shares issued and outstanding historical and pro forma; 2,800,000 shares issued and outstanding as adjusted
    (2)(3)..........................................................        1,200          1,200          2,800
Additional paid-in capital..........................................      125,800        250,800      6,699,225
Accumulated deficit.................................................     (536,000)      (536,000)    (1,099,625)(4)
                                                                      -----------  -------------  -------------
    Total stockholders' equity (capital deficiency).................     (409,000)      (284,000)     5,602,400
                                                                      -----------  -------------  -------------
    Total capitalization............................................  $  (460,000) $  (1,424,000) $   5,602,400
                                                                      -----------  -------------  -------------
                                                                      -----------  -------------  -------------

------------------------

(1) The Bridge Notes are payable on the earlier of September 19, 1998 or the completion of the Offering. See "Use of Proceeds."

(2) Excludes (i) up to 480,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option and the underlying Warrants; (ii) 1,600,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (iii) 1,000,000 shares of Common Stock issuable upon exercise of the Bridge Warrants; (iv) 320,000 shares of Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in such option; and (v) up to 300,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan, 200,000 of which are outstanding. See "Management--Stock Option Plan," "Certain Transactions," "Description of Capital Stock" and "Concurrent Offering."

(3) Includes the 600,000 Escrow Shares. See "Principal Stockholders--Escrow Shares."

(4) Gives effect to recognition of an aggregate of $563,000 of expenses upon the closing of the Offering relating to deferred interest attributable to the Bridge Notes and expenses of the Bridge Financing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BRIDGE FINANCING

    In September and October 1997, the Company completed the Bridge Financing of an aggregate of $2,000,000 amount of Bridge Notes and 1,000,000 common stock purchase warrants in which it received net proceeds of approximately $1,740,000, (after expenses of the Bridge Financing) of which $200,000 was used to repay a loan from the Representative. The Representative acted as placement agent for the Bridge Financing and received from the Company a commission of $200,000 and a non-accountable expense allowance of $60,000. The Bridge Notes are payable, together with interest, at the rate of 10% per annum, on the earlier of September 19, 1998 or the closing of the Offering. See "Use of Proceeds."

    The warrants issued in the Bridge Financing entitled the holders thereof to purchase one share of Common Stock commencing in September 1998 but will be converted automatically on the closing of the Offering into Bridge Warrants, each of which will be identical to the Class A Warrants included in the Units offered hereby. The Company has agreed to register for resale the Bridge Warrants and the underlying Common Stock one year from the closing of the Offering.

                                    DILUTION

    THE FOLLOWING DISCUSSION AND TABLES ASSUME AN INITIAL PUBLIC OFFERING PRICE OF $5.00 PER UNIT AND ALLOCATE NO VALUE TO THE WARRANTS CONTAINED IN THE UNITS.

    Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the amount of the Company's total assets minus the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. The pro forma adjustment to the historical net book value gives effect to the issuance in September and October 1997 of the Bridge Notes, net of debt issue costs and debt discount. At September 30, 1997, the Company had a negative pro forma net tangible book value of approximately $(582,000), or $(.97) per share ($(.48) per share including the Escrow Shares). See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Concurrent Offering," "Certain Transactions" and Notes B[6] and E of Notes to Financial Statements. After giving retroactive effect to the sale of 1,600,000 Units offered hereby, and the Company's receipt of the net proceeds therefrom less underwriting discounts, commissions and other estimated expenses of the Offering (anticipated to aggregate $1,550,000), the net tangible book value of the Company, as adjusted, at September 30, 1997 would have been $5,585,000 or $2.54 per share ($1.99 per share including the Escrow Shares). This would result in an immediate dilution to the public investors of $2.46 per share ($3.01 per share including the Escrow Shares) and the aggregate increase in the pro forma net tangible book value to present stockholders would be $3.51 per share ($2.48 per share including the Escrow Shares).

    The following table illustrates the pro forma information with respect to dilution to new investors on a per share basis:

Public offering price per share...............................................             $    5.00
  Pro forma negative net tangible book value per share before Offering........  $    (.97)
  Increase per share attributable to new investors............................  $    3.51
Net tangible book value per share after Offering..............................             $    2.54
                                                                                           ---------
Dilution to new investors (1).................................................             $    2.46
                                                                                           ---------
                                                                                           ---------

------------------------

(1) If the over-allotment option is exercised in full, the net tangible book value after the Offering would be approximately $2.72 per share, resulting in dilution to new investors in the Offering of $2.28 per share.

    The following table summarizes the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors:

                                                                                      TOTAL
                                                                                  CONSIDERATION         AVERAGE
                                                       SHARES PURCHASED               PAID               PRICE
                                                    -----------------------  -----------------------      PER
                                                      NUMBER      PERCENT       AMOUNT      PERCENT      SHARE
                                                    ----------  -----------  ------------  ---------  -----------
Existing Stockholders.............................   1,200,000(1)       42.8% $      7,000       .08%  $    .006

New Investors.....................................   1,600,000        57.2%  $  8,000,000      99.92%  $    5.00
                                                    ----------       -----   ------------  ---------       -----
Total.............................................   2,800,000       100.0%  $  8,007,000     100.00%
                                                    ----------       -----   ------------  ---------
                                                    ----------       -----   ------------  ---------

------------------------

(1) Includes the 600,000 Escrow Shares. See "Principal Stockholders - Escrow Shares."

    The foregoing table does not give effect to exercise of any outstanding options or warrants. To the extent such options or warrants are exercised there will be further dilution to new investors. See "Capitalization--Bridge Financing," "Management--Stock Option Plan" and "Description of Securities."

                            SELECTED FINANCIAL DATA

    The following table sets forth selected historical and pro forma financial data and other operation information of the Company. The selected historical financial data in the table for the period ended December 31, 1996 is derived from the financial statements for the Company which have been audited by Richard
A. Eisner & Company, LLP, independent auditors. The financial data for the nine month period ended September 30, 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected financial data set forth below should be read in conjunction with the Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        FEBRUARY 6, 1996    FEBRUARY 6, 1996
                                                          (INCEPTION)         (INCEPTION)
                                                            THROUGH             THROUGH        NINE MONTHS ENDED
                                                       DECEMBER 31, 1996   SEPTEMBER 30, 1996  SEPTEMBER 30, 1997
                                                       ------------------  ------------------  ------------------
                                                          (DEVELOPMENT        (DEVELOPMENT
                                                             STAGE)              STAGE)           (UNAUDITED)

                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................      $   68,000          $   44,000         $    171,000
                                                             --------             -------           ----------
Costs and Expenses:
  Cost of services and systems.......................          31,000              24,000              286,000
  Selling, general and administrative................         108,000              27,000              341,000
  Interest...........................................          --                  --                    9,000
                                                             --------             -------           ----------
                                                              139,000              51,000              636,000
                                                             --------             -------           ----------
Net loss.............................................         (71,000)             (7,000)            (465,000)
                                                             --------             -------           ----------
Net loss per share(1)................................      $    (0.12)         $     (.01)        $      (0.78)
                                                             --------             -------           ----------
                                                             --------             -------           ----------
Weighted average number of shares of Common Stock
  Outstanding........................................         600,000             600,000              600,000
                                                             --------             -------           ----------
                                                             --------             -------           ----------

                                                                                           SEPTEMBER 30, 1997
                                                                                       ---------------------------
                                                                                        HISTORICAL   PRO FORMA(2)
                                                                                       ------------  -------------

                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)............................................................  $   (609,000)  $   (45,000)
Total assets.........................................................................       840,000     1,604,000
Total current liabilities............................................................     1,249,000     1,888,000
Accumulated deficit..................................................................      (536,000)     (536,000)
Total stockholders' equity (capital deficiency)......................................  $   (409,000)  $  (284,000)

------------------------

(1) The net loss per share computation excludes the Escrow Shares. See Notes B[6] and E of Notes to Financial Statements.

(2) Gives pro forma effect to the issuance of the Bridge Notes and Bridge Warrants subsequent to September 30, 1997. See "Capitalization--Bridge Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS

    Since its inception, the Company's activities have been limited, consisting of development of its business plans and strategies, execution of the Cybermarche Agreement, research, development and testing of its initial products, sales presentations to potential customers, preliminary discussions regarding possible joint product development and marketing with potential collaborators, negotiations relating to the Miami IDN agreement and performance of that agreement and a custom software development agreement with another customer. From inception through September 30, 1997, the Company sustained cumulative losses of $(536,000). These losses have resulted from costs of services and systems and selling, general and administrative activities, including legal and professional activities, and have continued to date.

    The Company entered into its first software development agreement in April 1996. Through December 31, 1996, the Company had revenues of $68,000, costs of services and systems of $31,000 and selling, general and administrative expenses of $108,000. In the period ended September 30, 1996, the Company had revenues of $44,000 and had costs of services and systems of $24,000 and selling, general and administrative expenses of $27,000, as compared to the nine months ended September 30, 1997, when the Company had revenues of $171,000, costs of services and systems of $286,000 and selling, general and administrative expenses of $341,000.

    Costs of services and systems through December 31, 1996 were incurred substantially in connection with custom software development work for one customer. In 1997, costs of services and systems increased fourfold due to increased revenues and software modification and enhancement costs of approximately $158,000. Such costs were incurred in connection with the first commercial sale of Company products (a beta site). Selling, general and administrative expenses increased in 1997 as a result of the inclusion of the salaries of the President and Chief Financial Officer of the Company, whose employment commenced in late 1996 and in 1997, respectively, and the costs of increased marketing efforts.

    The Company expects to incur substantial costs of services and systems in the future due to product research, development and testing activities. The Company also expects that general and administrative costs necessary to create and support a marketing and sales organization will increase in the future. Accordingly, the Company expects to incur increasing operating losses for the foreseeable future. There can be no assurance that the Company will ever achieve profitable operations.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its activities to date primarily from the proceeds of the Bridge Financing and from custom software development revenues. As of September 30, 1997, the Company had a working capital deficit of $(609,000).

    In September and October 1997, the Company completed the Bridge Financing which consisted of $2,000,000 principal amount of Bridge Notes bearing interest at an annual rate of 10% and warrants to purchase an aggregate of 1,000,000 shares of Common Stock. See "Capitalization--Bridge Financing." The proceeds of the Bridge Financing, which were approximately $1,740,000 (net of $200,000 in commissions and a $60,000 expense allowance paid to the Representative,, which acted as placement agent, and other expenses of the private placement) have been and are being utilized by the Company for working capital purposes including general and administrative expenses and expenses of the Offering. The Company intends to repay the principal and accrued interest on the Bridge Notes with a portion of the proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions." The Company will recognize a non-recurring charge of approximately $563,000 representing the unamortized portion of the debt discount and debt issuance costs associated with the Bridge Financing at the time of repayment.

    During the 12-month period following the Offering, the Company is committed to pay approximately $747,000 in compensation to its current executive officers and directors. See "Management--Employment and Consulting Agreements."

    The Company believes that upon the completion of the Offering and the receipt of the proceeds therefrom, it will have the necessary liquidity and capital resources to sustain planned operations for approximately 24 months following the Offering. In the event that the Company's internal estimates relating to its planned expenditures prove materially inaccurate, the Company may be required to reallocate funds among its planned activities and curtail certain planned expenditures. In any event, the Company anticipates that it will require substantial additional financing after such time. There can be no assurance as to the availability or terms of any required additional financing, when and if needed. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to significantly curtail its activities or cease operations. See "Use of Proceeds."

    At September 30, 1997, the Company had net operating loss carryforwards for Federal income tax purposes of $450,000. The net operating loss and credit carryforwards expire through December 2012. See Note G of Notes to Financial Statements.

RELEASE OF ESCROW SHARES

    In connection with the Offering, the current stockholders of the Company are placing 50% of their stockholdings in escrow pending the Company's attainment of certain revenue or market price goals. See "Principal Stockholders--Escrow Shares."

    The Commission has taken the position with respect to the release of securities from escrow that in the event any of the shares or options are released from escrow to directors, officers, employees or consultants of the Company, the release will be treated, for financial reporting purposes, as compensation expense to the Company. In the event the Company attains any of the earnings or market price targets required for the release of Escrow Shares, the release of the Escrow Shares to such individuals will be deemed additional compensation expense to the Company. Accordingly, the Company will, in the event of the release of the Escrow Shares recognize during the period in which the earnings or market price targets are met, what could be a substantial one-time charge which would substantially increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity.

                                    GLOSSARY

    ACCESS TOOLS: software programs specifically designed to move data between different computer programs that cannot exchange data by themselves.

    ActiveX: Microsoft's cross platform software building blocks that function between applications and services, whether on the same machine, across a network or over the INTERNET. Competes with the JAVABEANS technology from Sun Microsystems.

    APPLETS: small self-contained software programs written in the Java language. These programs can be easily downloaded from a central location and run inside of a standard web browser.

    ARTEMIS: stands for ADVANCED RESEARCH TESTBED FOR MEDICAL INFORMATICS. The healthcare information systems research project at CERC.

    BACKEND: non-technical term used to describe the parts of an application that usually run on mini-or MAINFRAME computers, and that are not directly accessed by end-users.

    BEST-OF-BREED: a selection strategy by which a buyer purchases a product based on it being the best solution for a particular business problem. These best solutions are then integrated together to form the entire business system.

    BETA SITE: a customer site where new software products are tested and improved just before their general release

    BETA TEST: the activity of field testing new software just before general release.

    BROWSER: a software program that allows the user to navigate the content available on the INTERNET or on INTRANETS that employ WORLD WIDE WEB technologies. Examples are Netscape's "Navigator" and Microsoft's "Internet Explorer."

    CAPITATION: a fixed payment by an insurance company or other purchaser of health care services (usually an HMO) on a per member basis to a provider as compensation for providing healthcare over a fixed period.

    CERC: stands for CONCURRENT ENGINEERING RESEARCH CENTER. The department at WVU where ARTEMIS was developed.

    COTS: stands for COMMERCIAL-OFF-THE-SHELF. Used to describe hardware and software products that are readily available in the market, and in a ready to use form.

    CPR: stands for COMPUTERIZED PATIENT RECORD. A data repository for a single patient's clinical information. Data is often assembled from several computer applications, including EMRS.

    CORBA: stands for COMMON OBJECT REQUEST BROKER ARCHITECTURE. An open architecture and set of software standards created to support interoperability between software running on heterogeneous hardware and software platforms over the networks, including INTRANETS and the INTERNET. Created by the OMG.

    CORBAMed Domain Taskforce: an OMG Task Force focused on developing open standards for healthcare applications.

    DATABASE: a collection of data managed in a computer system.

    DCOM: stands for DISTRIBUTED COMMON OBJECT MODEL. A proprietary architecture and set of software specifications owned by Microsoft meant to compete with CORBA.

    EMRS: stands for ELECTRONIC MEDICAL RECORDS SYSTEM. Generally considered a single computer program that stores a patient's clinical and financial information during one phase of clinical care. For example, a physician would use an EMRS to review historical patient information needed during, to document observations and treatments made during and to bill for office visits.

    FRONTEND: non-technical term used to describe the parts of an application that usually run on PCs or terminals, and that are directly used by end-users.

    GATEWAY: a specific kind of ACCESS TOOL which provides the passive translation of information between two or more different computer programs which were not originally designed to work together.

    HCIS: stands for HEALTHCARE INFORMATION SYSTEM. A computer and software installation designed to facilitate processing and/or exchange of healthcare related information.

    HMO: stands for HEALTH MAINTENANCE ORGANIZATION. An organized health care system that is responsible for both the financing and delivery of a broad range of comprehensive health care services to an enrolled population for a prepaid, fixed fee.

    HL-7: stands for HEALTH LEVEL SEVEN. A data messaging standard for the exchange for healthcare information.

    HTML: stands for HYPERTEXT MARKUP LANGUAGE. The standard page description language in which documents are encoded and which is used to convey both content and formatting information about content to a BROWSER.

    HTTP: stands for HYPERTEXT TRANSFER PROTOCOL. The protocol used by the WORLD WIDE WEB to retrieve and display HTML documents.

    IDN: stands for INTEGRATED DELIVERY NETWORK. A group of healthcare service providers structured to provide high quality and cost-controlled healthcare at multiple sites. May include hospitals, clinics, physician offices, nursing homes, and other facilities and services.

    INTEGRATION TOOLS: software programs designed to facilitate the integration of multiple software applications. Generally used with ACCESS TOOLS.

    INTERNET: a public global network of interconnected private commercial, educational and governmental computer networks that use a common, open, standardized communication protocol.

    INTRANET: an organization's private network that may consist of several local area networks ("LANS"). INTRANETS use WORLD WIDE WEB technology-based data formats and communications protocols and may use the INTERNET'S facilities as closed network LANS, in which event LAN to LAN networks are not considered secure. However, most IDNs currently use private lines for communications between LANS, which lines can be made and kept secure from outside access.

    IT: stands for INFORMATION TECHNOLOGY, as in "IT departments" inside hospitals.

    JAVA: a software language developed by Sun Microsystems that allows software to be written once and to be able to run on different computer operating systems.

    JAVABEANS: Sun Microsystems' cross platform software building blocks that function between applications and services, whether on the same machine, across a network or over the INTERNET. Competes with the ActiveX technology from Microsoft.

    JDBC: stands for Java-BASED DATABASE CONNECTIVITY. An open interface specified by Sun Microsystems to integrate JAVA to DATABASES. This interface is based on the ODBC specification.

    LEGACY SYSTEM: an existing computer system and related operating, data storage and retrieval hardware and software. Tend to have been designed using inflexible, proprietary hardware platforms (mainframes) and closed, proprietary software architectures and data formats that are incompatible with other legacy systems, with newer systems, or with open, distributed, server-based systems.

    LONGITUDINAL PATIENT INFORMATION: patient information from various LEGACY sources (laboratory, pharmacy, radiology, physicians' notes, etc.) grouped together and made available for viewing in historical sequence.

    MAINFRAME: a large, expensive computer, generally requiring full-time professional operators and technical support, special operating environments, and customized LEGACY SYSTEM software. Sometimes called "big iron".

    MIDDLEWARE: software programs specifically designed to interoperate between front-end user or "client" software programs and back-end "server" software programs. Allows significant application sophistication to be created while maintaining application flexibility.

    MPI: stands for MASTER PATIENT INDEX. A global index of patients that allows each specific patient's medical information to be assembled and processed from a variety of LEGACY SYSTEMS, each of which usually refers to the same patient with different, unique identifiers.

    ODBC: stands for OPEN DATABASE CONNECTIVITY. A DE FACTO standard specified by Microsoft to interface to DATABASES.

    OLE: stands for OBJECT LINKING AND EMBEDDING. The old name of the previous version of Microsoft's ActiveX technology.

    OMG: stands for OBJECT MANAGEMENT GROUP. The largest software consortium in the world, consisting of over 800 software vendors. Promotes the definition of open standards for interoperability between software components.

    OPEN ARCHITECTURE: an architecture and software specification, such as CORBA, that is freely available. No royalties or fees are charged for using open architectures and specifications in building software solutions. Supported and propagated by a standardizing body and a collection of vendors, such as OMG, with the intention of creating value in the marketplace through the wide use of the software specification by software developers.

    OPEN SYSTEM: a software system built using an OPEN ARCHITECTURE.

    PLUG-AND-PLAY: as used herein for middleware and backend software, the ability for software to access information processed and stored by an unrelated software program(s) without having to access, directly interoperate with or jeopardize the underlying programming code of the host software program(s) or system(s).

    SERVER: a combined hardware and software solution that sends and receives data and applications to and from end-user computers. Allows for efficient, flexible, low-cost networks and, generally, the server hardware is very high powered desktop PCs. Depending upon configuration, server-based solutions can be more powerful than most Legacy mainframe systems at a fraction of the original and on-going cost.

    SYSTEMS INTEGRATOR: a business which offers the products and services necessary to enable disparate computers to work together.

    T1 ("Tee-one"): computer communications lines capable of carrying high-speed data transmissions up to 1.5Mb/sec.

    TCP/IP: stands for TRANSFER CONTROL PROTOCOL/INTERNET PROTOCOL. The communication protocol of the INTERNET.

    VAR: stands for VALUE-ADDED-RESELLER. A business that sells software written by others, bundled with other products and services to increase the value of the overall solution to an end customer.

    WVU: stands for WEST VIRGINIA UNIVERSITY.

    WORLD WIDE WEB (Web or WWW): a system of integrating various data formats (such as text, graphics, audio, and video) into a unified interface that can be accessed through a WEB BROWSER and operates via the INTERNET or an INTRANET.

                                    BUSINESS

GENERAL

    The Company was established in 1996 to develop and provide information management software products to the healthcare industry. The Company's software employs "open architecture" technologies and is designed as components that may be simply added to a healthcare provider's existing legacy computer systems or included in newer, more efficient, client-server systems. The Company's software will enable providers to cost-effectively access, combine, route and deliver their computerized patient information, regardless of its original source and format within their legacy computer systems. Physicians, nurses and other authorized users will be able to access the patient information (reports, test results, notes, images, etc.) with PCs, via provider intranets, for reading, editing, approving, or referring to other users connected to the provider intranet, all in accordance with each user's security status in accordance with intranet security and access protocols established by the provider.

    Healthcare providers are under increasing pressure to lower health care delivery costs while maintaining or improving the quality of patient care. In response, hospitals, clinics, physicians and other providers are combining into IDNs to enable their members to achieve operating efficiencies and savings and competitive advantages through the consolidation of their operations, marketing and services. However, IDNs have not been able to fully realize the cost and operating efficiencies possible from consolidated operations because of their reliance upon older legacy computer systems at individual IDN members' sites. These legacy systems represent multi-million dollar investments, each processing and storing computerized patient information for their site. Because they store and process information in incompatible formats, the patient information available in the separate legacy systems of an IDN cannot be accessed, combined or distributed via an IDN's intranet to clinicians working at various IDN sites.

    The Company's initial software products are being designed to enable IDNs to preserve and leverage their substantial investments in and reliance upon their legacy patient information systems and information repositories, as follows:

    - By providing "plug-and-play" BACKEND access to the patient information directly from within legacy systems,

    - By converting the legacy system information to open computer formats and routing and distributing the information via MIDDLEWARE products to authorized users with access to an IDN's intranet regardless of their location within the IDN, and

    - By furnishing modular, Web-based PC FRONTEND applications for use by IDN clinicians such as document viewing, editing, approval and routing.

    The Company's initial products incorporate certain technology exclusively sublicensed to the Company by Cybermarche, an affiliated company that holds an exclusive license to such technology from WVU and developed by CERC in its ARTEMIS project, which has been funded by over $18 million in research grants and contracts since 1989. The Company's initial backend, middleware and frontend software products are currently being installed at the Miami IDN under a software sale and development contract anticipated to be completed in early 1998, after which the products will be licensed to the IDN. The products subject to the Miami IDN license will be, upon completion of the installation, the first of the Company's products in commercial use.

    The Company intends to market its software products directly to IDNs and other healthcare providers seeking to leverage their legacy information systems and enhance their computerized healthcare information distribution capabilities. The products will also be marketed to major healthcare system vendors for incorporation into their software offerings. The Company's product sales strategy is to:

    - Become a provider of low-cost, flexible healthcare information management capabilities based on open industry standards.

    - Provide high-value, task-specific software products for use by IDNs and their clinicians.

    - Market directly to IDNs and through systems integrators, value-added resellers ("VARs") and software distributors.

    - Focus on high quality product service and support.

    - Facilitate users' ability to customize its products.

    The Company's senior management team combines executive experience in the healthcare services industry and expertise in the research and development of open systems design and patient information management software products. J. Calvin Kaylor, the Company's President and Chief Executive Officer, has most recently been an advisor to various healthcare service and information management ventures and has over 20 years experience in chief executive and senior operating management positions with private and public healthcare service companies including Manor Care, Inc. and, most recently, the Medical Rehabilitation Group of Novacare, Inc. Dr. Y. V. Reddy, the Company's Chief Scientist, and Dr. V. Jagannathan, the Company's Senior Vice President--Research and Development and Chief Technical Officer, are the Director and Associate Director, respectively, of CERC. They have been the principal chief co-investigators of the ARTEMIS projects, and they have lectured and published extensively on the subject of computer networks, particularly regarding medical workflow and patient records management applications.

    The Company's activities to date have consisted of development of its business plans and strategies, execution of the license agreement for the ARTEMIS technology, research, development and testing of its initial products, sales presentations to potential customers and preliminary discussions regarding joint product development and marketing with potential collaborators, negotiations relating to the Miami IDN agreement and performance of that agreement and a consulting agreement with another customer. The Company's revenues have been extremely limited to date. There can be no assurance that the Company's initial products will be successfully completed or installed, that the Company's products will achieve commercial acceptance or that the Company will ever achieve profitable operations.

INDUSTRY BACKGROUND

    Over the past two decades, healthcare costs have risen dramatically relative to the overall rate of inflation, exceeding $1 trillion in 1995. Historically, reimbursement for healthcare services provided by hospitals, physicians, clinics and other healthcare organizations has been based on a fee-for-service model of payment. With increasing pressure to reduce cost, managed care organizations and other payers are shifting the economic risk of the delivery of care to providers through alterative reimbursement models, including capitation and fixed fees. In response to the changing reimbursement environment, healthcare organizations such as hospitals, multi-specialty physician groups, laboratories, pharmacies, home health agencies and nursing homes are integrating horizontally and vertically to create IDNs. IDNs, often dominated by large hospitals, are designed to serve all of the healthcare needs of local or regional populations while achieving economies of scale. Large metropolitan as well as rural regional areas are increasingly being served by a few IDNs, rather than by a multiplicity of competing physicians, hospitals and other healthcare organizations. In addition, various computer networks, generally intranets, are being constructed to electronically link physicians and other healthcare providers to help them exchange patient information with other healthcare organizations, managed care organizations and other clinicians using Web technologies.

    In order for IDNs to lower health care delivery costs while maintaining or improving the quality and efficiency of patient care and enterprise, they will need comprehensive clinical information repositories that integrate medical and administrative patient data and provide immediate on-line access via networked PCs across multiple delivery sites. A comprehensive clinical repository captures clinical and financial data from disparate systems to form the foundation of a computerized patient record ("CPR"), which integrates multiple data repositories and information systems in order to support care management throughout the

IDN. With the deployment of a CPR, providers will have immediate access via intranets to more complete patient care data across multiple delivery sites to guide them in controlling health care costs, improving patient care and facilitating responsiveness to competitive and regulatory changes in the health care market.

    Certain information intensive departments of health care organizations, such as laboratory, radiology, intensive care and pharmacy, were early adopters of information systems that manage the workflow and clinical data of stand-alone departments. These clinical information systems have evolved to meet the needs of individual departments, as well as the information needs of emerging IDNs that require these systems to be accessible on an enterprise-wide basis. However, many legacy systems cannot communicate with each other, and have limited transmission capabilities. Each new IDN typically consists of a number of healthcare enterprises, each with different information technologies and management strategies, as well as multiple legacy systems. These legacy systems will require upgrading, additions or replacement to be able to provide the increasing demand for multi-site and multi-purpose access while continuing to protect patient confidentiality.

    According to industry analysts, the healthcare industry is 10 years behind other information dependent industries (E.G., banking, insurance) in information systems investment. For example, where other industries typically invest 5% to 12% of revenues in information systems, the hospital industry invests no more than 2%. Due to the pressures described above, as well as continuing healthcare industry consolidation, healthcare organizations are expected to increase information system annual spending approximately fourfold between 1995 and 2000 to $25 billion. The potential United States healthcare information systems market is estimated to be $50 billion annually.

    It is also estimated that 80% of the information that is necessary to create a complete electronic medical record system ("EMRS") is text based and still largely not computerized; the remaining 20%, which is already largely computerized on legacy systems, consists mostly of administrative information (E.G., demographics, billing, etc.), episodic reports (E.G., lab tests, etc.) and images (E.G., radiographs, pathology slides, etc.).

    Most advanced CPR systems are being designed using an "open" system architecture and a best-of-breed approach. These CPR systems are intended to integrate disparate departmental and administrative information systems regardless of differences among the platforms, architectures and data structures of those information systems. The development of CPR systems has been enabled by advances in information technology such as multi-tiered client-server architectures, relational database management systems, data warehousing, object-oriented design and standard query language. Unlike an integrated single vendor system architecture, the best-of-breed, open architecture permits an IDN to retain its existing best-of-breed systems and to select from an array of new and existing systems from different vendors. This approach allows an IDN to preserve its investment in legacy systems, yet adapt to the changing requirements of the IDN over time.

    The Company believes that IDNs will continue to be served by many suppliers of best-of-breed clinical systems, but that each IDN will rely on a strategic open systems supplier to integrate and service the clinical repository that will form the foundation of the CPR. It is anticipated that the Company's products will be offered as components that may be added to legacy systems or included in newer client-server based systems individually or in combinations with each other or with third party applications to incrementally build open, enterprise EMRSs according to the healthcare provider's specific needs and priorities at a lower cost than existing alternatives.

    The Company believes that the experience of its principals with the development of collaborative technology focussed on the management of healthcare information will provide the Company with the experience in the design, development and integration of components for use with complex clinical information systems, which are core competencies necessary to complete effectively as a strategic best-of-breed CPR supplier.

BUSINESS STRATEGY

    The Company intends to develop, license or sell, and maintain open software applications and integration tools that enhance healthcare workflow and reduce healthcare costs. It intends to develop products that integrate multiple disparate systems and data repositories to provide access, via customer-installed and owned intranets, to CPRs throughout a healthcare enterprise. The key elements of the Company's strategy are to:

        BECOME A PROVIDER OF LOW-COST, "PLUG AND PLAY" SOFTWARE COMPONENTS. The Company intends to use its information integration and open system expertise to develop and introduce software products that will provide IDNs, as well as their suppliers and systems integrators, with a flexible, comparatively low cost means of responding to their patient information repository system needs. The Company intends to provide "plug-and-play" software components that may be added to legacy systems or included in new systems individually or in various combinations or with third party applications. These software components are being developed to be added to such systems at any time, with no interruption of system function, thereby enabling customers to incrementally build open EMRSs according to their specific needs and priorities. To this end, the Company's products are being engineered to be extremely scalable and to run securely on top of any combination of intranets, and, if and when desired and implemented by a customer, in a distributed fashion on the Internet. The Company believes, although there can be no assurance, that its "plug-and-play" technology will enable it to develop software products at lower price points and lower life-cycle costs than many competing products.

        PROVIDE HIGH-VALUE, TASK-SPECIFIC SOFTWARE PRODUCTS. The Company's "plug and play" products are being designed to allow IDNs (and their suppliers and systems integrators), when dealing with the need to distribute information contained within legacy systems across various network platforms, to break the reorganization and upgrading of their large healthcare information systems into discrete, more easily managed, lower-cost projects. It is intended that the Company's products will allow customers the flexibility to prioritize and stage such information systems projects and their associated costs according to their own operating needs and/or cost reduction objectives.

        MARKET DIRECTLY AND THROUGH VARS AND DISTRIBUTORS. Purchasing decisions have shifted from departmental heads to senior executive officers. The Company intends to employ an experienced senior marketing executive who has experience in selling to chief information officers, chief financial officers and chief executive officers of health care providers and IDNs, as well as to OEMs, system integrators and VARs. It will also seek to enter into distribution agreements with VARs and other distributors. In addition, the Company will seek to license its products to third party vendors of EMRSs for packaging and resale to their customers, often in combination with other products, as add-ons to legacy systems or as part of new EMRSs.

        FOCUS ON HIGH QUALITY SERVICE AND SUPPORT. The Company anticipates that VARs will provide most implementation and network services, as well as on-site and "help-desk" support and training to customers, and expects its efforts in this area to consist primarily of supporting and training its VARs' technical and support organizations. The Company intends to make maintenance and upgrades of its products an integral part of product sales.

        ENABLE CUSTOMERS TO CUSTOMIZE THE COMPANY'S PRODUCTS. The Company's products are being designed to include administration tools, as well as built-in mechanisms that will enable customers to further customize such tools to address their particular needs. It is anticipated that these tools will address the information needs of an IDN to create systems, including, among others, (i) systems that track quality and cost of care for case management; (ii) enterprise-wide communications systems to address the trend toward outpatient care; and (iii) automated clinical pathways that track patient progress and allow for outcomes assessment.

PRODUCTS UNDER DEVELOPMENT

    The Company products are being designed using an open system architecture that combines Internet technologies, World Wide Web technologies and distributed object technologies. The Company's goal is to develop advanced collaboration technologies and products for healthcare information management, initially consisting of a network-based electronic medical record and a comprehensive client and server-side healthcare integration framework.

    The Company's initial products are organized as three suites of components: the Front-end Net Suite, the CareFlow Development Kit (the "Middleware Suite") and the Backend Repository Suite. The following figure portrays the general nature of these three suites of products and their inter-relationships.

                                    [LOGO]

PRODUCT DESCRIPTIONS

    FRONTEND NET SUITE: These are graphical user interface client components that will work over private intranets (and, at such time as the customer determines, over the Internet) to access various services. The current suite of such components includes:

    - TRANSCRIPTION INTERFACE: Allows a transcriptionist to transcribe a dictation and save it in an electronic medical record repository over networks. This component is based on ActiveX technology from

      Microsoft and CORBA technology from Iona, and can be made compatible with Microsoft Word, Corel WordPerfect and other word processing applications.

    - PHYSICIAN INTERFACE: Allows a physician to view and electronically sign a document using Java applets.

    - ADMINISTRATIVE INTERFACE: Allows a system administrator to configure, monitor and administer the various CareFlow--Net component suites. This component is based on the Java technology. Also allows a physician to review patient's clinical information, including transcriptions, using a browser, such as Netscape Navigator or Microsoft Explorer.

    MIDDLEWARE SUITE: The middleware components form the cornerstone of the Company's strategy for developing secure, low-cost, functionally focused open solutions. These components will be based on the CORBA standard from OMG and on the DCOM standard from Microsoft. The initial set of middleware components include:

    - REPORT SERVICE: Provides a flexible way to archive and retrieve any textual reports on a particular patient.

    - DEMOGRAPHICS SERVICE: Tracks the various standard demographics elements of any patient.

    - PHYSICIAN PROFILING SERVICE: Tracks various physician credentialing and access parameters that are necessary for efficient implementation of secure workflow.

    - ROUTING SERVICE: Routes patient information to approved users at appropriate times.

    - SECURITY SERVICE: Manages and ensures that only authorized persons access particular patient information and only that information for which their access has been approved.

    - HL7 GATEWAY: Allows communications to and from legacy systems using the HL7 standard.

    BACKEND (REPOSITORY) SUITE: The backend components consist of two repositories.

    - CHART REPOSITORY: A patient record repository that is based on relational database technology and manages clinical information.

    - ENTERPRISE REPOSITORY: A HTML-repository to facilitate high performance access and review of authenticated clinical information using browsers. This component imports and manages secure access to HTML-files related to a patient from any source.

    Prototypes of these products are currently being tested at the Company's facilities, and the three suites of components described above are scheduled to be deployed at the Miami IDN by early 1998. The Company anticipates, although there can be no assurance, that these products will be commercially available in the first quarter of 1998. The Company intends to "shrink wrap" its products as installations at various customer sites increase, thereby decreasing the need for customer-specific customization.

    The Company intends to develop additional products, offering other capabilities and/or more advanced functionalities. The specifications of such products will be determined on the basis of various factors, including customer acceptance of, and feedback relating to, the Company's initial products, the ability of the Company to enter into strategic alliances with other software developers and/or VARs for the development, packaging and marketing of its products by third parties and the results of the Company's future research and development activities. See "--Research and Development."

    The Company's proposed products are at an early stage of development and will require significant further research, development, testing and marketing prior to commercialization. There can be no assurance that the Company's initial products will be successfully developed, demonstrate desirable performance and connectivity, be commercially available when anticipated, or achieve commercial acceptance, nor that the Company will be capable of successfully marketing such products or installing and supporting such products in commercial volumes at reasonable prices and costs. Furthermore, there can be no assurance that the Company will be able to enter into strategic alliances for the development or marketing of its products, or that it will be able to develop and introduce additional products.

TECHNOLOGY

    The Company's initial products are being developed based on certain commercial-off-the-shelf ("COTS") technology and the ARTEMIS technology.

    The COTS technologies that the Company uses include:

    - Java technology from Sun Microsystems used as the programming language in the development of the Company's middleware components. It is also used to develop frontend applications.

    - ActiveX technology used in the Transcription Interface software. This software allows transcriptionists to transcribe dictations into Microsoft Word -TM-, and store them in backend report repositories.

    - World Wide Web technology used as the basis for the Physician Interfaces.

    - CORBA technology which serves as the basis for much of the middleware developed by the Company. The Company is currently using CORBA implementations that support Java from Iona, Inc.

    - Oracle Databases used for building the Chart and Enterprise Repositories.

    - Netscape Servers used in the Enterprise Repository, in conjunction with Secure Socket Layers security technology.

    - Windows 95 & NT by Microsoft, the base platforms of deployment of the Company's products. Sun Solaris will be available, in the future, as an additional platform for the Company's products.

    - In addition to CORBA support, the Company also intends to support Microsoft's DCOM technology in the development of its middleware components.

    The ARTEMIS technologies that the Company uses in developing the current set of products include:

    - The ARTEMIS Web-based medical records system, which forms the basis for the Company's enterprise repository component.

    - The ARTEMIS Corba-based middleware services, which is the basis for a number of services that have been developed, including the report repository service, transcription service, and HL7 gateways.

    - The Transcription Module developed in ARTEMIS, which was the basis for development of the Transcription Interface.

    - The role-based access control mechanisms developed in ARTEMIS are used in developing the middleware security service.

    It is anticipated that the Company will continue to design its products to remain compliant with future versions of the HL7 standard and any successor standards, and to conform with approved OMG standards.

PROPRIETARY RIGHTS

    The ARTEMIS technology is under development at WVU by CERC in federally funded research projects to develop and demonstrate applications for healthcare enterprises of collaboration technologies, ranging from client-server and distributed object technologies and World-Wide Web technologies to the evolving Java technologies. The ARTEMIS projects have been funded by research grants and contracts from the Defense Advanced Research Projects Agency ("DARPA") and the National Institutes of

Health--National Library of Medicine ("NIH-NLM") totalling in excess of $18 million since 1989. While further improvements to ARTEMIS will be available to the Company, pursuant to the WVU and Cybermarche Agreements described below, there can be no assurance that such improvements will be made or that, if made, such further improvements will prove useful to the Company.

    Cybermarche is the exclusive licensee of the ARTEMIS technology pursuant to the WVU Agreement, a world-wide, transferable, exclusive license from WVU to use, modify, market, sublicense and otherwise distribute the ARTEMIS technology. The WVU Agreement provides for the payment of royalties to WVU, based on a percentage of revenues derived from the sale of commercial products incorporating the licensed technology. The Company has obtained the Cybermarche Agreement, an exclusive assignment of the WVU Agreement, pursuant to which the Company acquired all of Cybermarche's rights under the WVU Agreement and assumed all of Cybermarche's obligations thereunder, including the obligation to pay royalties. Each of Cybermarche, WVU, DARPA and NIH-NLM have retained certain rights to ARTEMIS. Under certain circumstances, including, without limitation,
(i) a breach by the Company of the Cybermarche Agreement, (ii) a breach by Cybermarche of the WVU Agreement and (iii) a breach by WVU of the Government Agreements, which, if exercised, could result in the withdrawal of the exclusive license of ARTEMIS to the Company. The Company would not be able to develop its proposed initial products without the ARTEMIS technology. The inability to use the ARTEMIS technology would severely limit and substantially delay the Company's ability to develop commercial products, and there can be no assurance that the Company would succeed in developing a commercial product without the use of the ARTEMIS technology.

    Dr. Y. V. Reddy, a Director and the Chief Scientist of the Company, and Dr.
V. Jagannathan, the Senior Vice President--Research and Development and a Director of the Company, are the Director and Associate Director for Research, respectively, of CERC, and other co-founders, affiliates and proposed employees or consultants to the Company also are or have been affiliated with CERC. Cybermarche is a privately held company, all of the stockholders of which are stockholders of the Company. Several officers of the Company are stockholders of Cybermarche. See "Certain Transactions."

    Certain technology developed in the ARTEMIS project are being tested in "live" operation over an intranet by a healthcare enterprise consisting of two clinics and two hospitals in West Virginia. There can be no assurance that such technology will perform as anticipated in "live" operations. Even if the test results are as anticipated, there can be no assurance that the Company will succeed in developing products incorporating such technology that will operate effectively within a large healthcare enterprise or achieve commercial acceptance.

    The Company's future success depends in large part upon its ability to protect its technology and proprietary rights. The Company intends to rely on a combination of patent, copyright, trade secret and trademark laws and contractual restrictions to establish and protect its proprietary rights, although the laws of certain foreign countries in which the Company licenses or may license its products may not protect the Company's proprietary rights to the same extent as do laws in the United States. It is the Company's policy to require employees, consultants, clients and, in certain circumstances, suppliers to execute nondisclosure agreements upon the commencement of a relationship with the Company.

    The agreements under which the Company licenses its software products to its clients generally prohibit the assignment or transfer of the software or use of the software by any person or entity other than the named client or its affiliates or successors. The agreements provide that the Company retains ownership of the software and proprietary information and of all rights therein. Except for information that is in the public domain, the client is required to hold the software and proprietary information in confidence and to use reasonable care to preserve and safeguard such information.

    The Company's success will depend to a significant extent on its ability to maintain the proprietary and confidential software incorporated in its software products as they are released. The Company intends to rely on a combination of copyright, trademark, patent and trade secret and contractual protections to establish and protect its proprietary rights and further intends to operate without infringing the intellectual property rights of third parties. There can be no assurance that any applications that the Company may file for copyright or trademark registration or patents relating to the Company's products or potential products will result in copyrights or trademarks being registered or patents being issued, that any registered copyrights or trademarks or issued patents will afford adequate protection to the Company or not be opposed, contested, cancelled, challenged, invalidated, infringed or circumvented, or that any rights granted thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently or originally developed, or will not independently or originally develop, similar products and/or technologies, duplicate any of the Company's products or technologies, or, if copyrights or patents are granted to, or licensed by, the Company, successfully design around such copyrights or patents. Furthermore, there can be no assurance that the Company can adequately preserve its rights to proprietary technology and processes that it maintains as trade secrets. In addition, litigation may be required to enforce the Company's intellectual property rights against infringement, to protect the Company's trade secrets, to determine the validity and scope of proprietary rights of other, or to defend against claims by others of infringement or invalidity. There can be no assurance that the Company will have sufficient resources to conduct such actions, and the costs and diversion of resources required by such actions could have a material adverse effect on the Company's business, operating results and financial condition. In addition, it is possible that the Company may need to in-license third party technologies. There can be no assurance that such third party technology licenses, if needed, would be available to the Company on reasonable terms or at all.

RESEARCH AND DEVELOPMENT

    The Company's focus will be on the development of its initial products and, thereafter, on products offering more advanced or additional functionalities. Future research and development projects are expected to draw on the experience of certain of the Company's principals in the area of collaboration technology as applied to healthcare information management. The initial products will incorporate the ARTEMIS technology. The Company has an exclusive license to such technology, including future developments. Future products may incorporate the ARTEMIS technology currently under development by CERC relating to EMRSs. See "--Technology; --Proprietary Rights."

    There can be no assurance that the Company's research and development efforts will result in the completion or commercialization of any of the Company's initial or planned future products.

    The Company's research and development activities will be conducted by a staff of software engineers under the direction of Dr. V Jagannathan, the Senior Vice President - Research and Development of the Company, and Dr. Y. V. Reddy, the Chief Scientist of the Company, who will devote approximately 80% and 20%, respectively, of their time to the business of the Company. Dr. Reddy and Dr. Jagannathan are currently the Director and Associate Director for Research, respectively, of CERC. See "Management" and "Certain Transactions."

    The Company has, to date, contracted with CERC for software engineering services and has recently hired four software engineers. The Company intends to to use a portion of the proceeds of the Offering to hire additional software engineers as needed. The Company may also seek to enter into strategic alliances with other entities, including software integrators and other software developers, to develop additional products. There can be no assurance that such strategic alliances will be available to the Company.

CUSTOMER SERVICES

    The Company intends to provide implementation, application and system support, education and consulting services, primarily in connection with the licensing and customized use of its products. The Company is planning to make available a "train the trainer" program to allow customers acquiring its components to implement the use of the components and to train customer personnel in the use of the components.

    The Company initially intends to offer support services to licensees of its products pursuant to two plans, a "Standard Support Plan" and a "Priority Support Plan." The plans will be available on an annual basis, and fees will be based on the number of processors or users covered by the licenses. Initially, the Standard Support Plan will provide telephonic "help-desk," electronic mail or remote control (dial-up or Internet based) support by the Company during normal business hours. The Priority Support Plan will initially provide telephonic, electronic mail or remote control (dial-up to Internet based) support during normal business hours, as well as around the clock, seven day a week off-site support from Company personnel reachable through a paging service. Customers will be able to choose either plan, but must choose the same plan for all applications they choose to have supported by the Company. The Company may from time-to-time change the features of its existing support service plans or offer other support service plans. In such event, customers will have the option of converting their existing plans to an alternative plan, upon payment of the additional fees, if any, applicable to such alternative plan.

    For so long as customers subscribe to a support service plan for licensed components, the Company will make available to them minor releases to the supported components in electronic form, either directly or down-loadable from the Company's Web site. Telephonic, electronic mail or remote control (dial-up or Internet based) assistance with installations of new minor releases will be provided at no additional charge, during the hours of coverage available through the selected support service plan.

    The Company also intends to make on-site support services available on request to licensees at standard hourly service rates. Additionally, consulting services relating to integration with third party vendor products or other healthcare information management matters may be provided to customers upon request. The Company does not expect on-site support services or consulting services to become significant contributors to its revenues.

    Initially, customer support services will be provided by the Company's software engineers from its research and development staff. At such time as the number of installations of the Company's products and customer support service volume increases, the Company may establish a separate, dedicated support service staff. To the extent that the Company's products are sold to customers by VARs, it is the intended that the VARs will be responsible for product service and support at customer sites. The Company, in such cases, expects to be responsible for technical and product support only to the VARs technical staff.

PRODUCT LICENSING AGREEMENTS

    The Company intends to furnish its products to customers pursuant to agreements that grant perpetual, non-exclusive and non-transferable licenses to use those products. It is anticipated that customers will pay specified fees for the software licenses. License fees are expected to be based on a number of factors, including the number and type of products subject to the license, as well as the number of users. The Company intends to maintain the licensed products and provide certain modifications, enhancements and upgrades for monthly or annual fees under separate support service agreements. See "--Customer Services."

    The Company has not yet entered into any license agreement other than the agreement with the Miami IDN. See "Customers."

CUSTOMERS

    Potential customers for the Company's information system products includes IDNs, physician group practices and practice management organizations, managed care organizations, hospitals, free-standing reference laboratories, imaging centers and pharmacies. The Company's products are being developed using architecture that is highly scalable, in order to enable the products to be used in multiple physician clinics, as well as 300-400 bed hospitals, with the ability to scale up to accommodate thousands of users across a mature IDN or HMO.

    In April 1997, the Company entered into an agreement with the five-hospital Miami IDN with approximately 2,000 affiliated physicians under which it is in the process of customizing and installing, within the period ending in December 1997, its initial commercial products. These products are being licensed to the Miami IDN. The Company will also make software support services available to the Miami IDN under the agreement. To date, performance of the agreement has proceeded on schedule. The products developed pursuant to the Miami IDN agreement are expected to form the basis of the Company's initial product line and will be, if completed, the first of the Company's products in commercial use; however, it is unlikely that the Company will realize any net profits from the performance of the Miami IDN agreement.

    The Company has performed custom software development for one other customer and has had preliminary discussions with other potential customers for the Company's products, but there can be no assurance that such discussions will result in licenses for the Company's products or services. In addition, the healthcare industry is undergoing substantial consolidation, and the most likely initial customers for the Company's products are expected to be large healthcare systems, such as the Miami IDN. In such event, the loss of individual customers could have an adverse effect on the business of the Company.

MARKETING

    The Company intends to market its products to IDNs, hospital and physician practice management companies, large physician groups, staff model HMOs and Physician Hospital Organizations and to enterprise information systems vendors and OEMs for inclusion with their systems and products. Because healthcare enterprises are increasingly making decisions about their information technology and systems at the highest executive levels, the Company will seek generally to focus its customer communications on the appropriate decision makers, often the chief executive officer, chief operating officer, or chief information officer.

    To date, marketing has been conducted by Company officers and has consisted of responding to inquiries generated through their participation in various professional organizations, attendance and demonstrations at trade shows, and presentations at academic and software industry conferences. A search for a senior marketing executive has been initiated, who will be charged with the professional planning, organizing and staffing of the Company's marketing and sales resources, which will require a portion of the proceeds of the Offering. See "Use of Proceeds."

    The Company will also seek to enter into marketing relationships with other healthcare information industry vendors and OEMs. Such independent distributors have national and international sales forces and established customer bases that the Company is targeting as the most likely licensees of its products. While the Company has had very preliminary discussions with several companies that could become distributors, and expects independent distributors to generate a significant portion of its sales revenues, in the form of software licensing fees, there can be no assurance that the Company will be able to negotiate any such agreements or that such agreements would result in significant sales of the Company's products. On the other hand, the Company could become dependent upon one or a very small number of independent distributors for a substantial portion of its sales, in which case the loss of one or more significant distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company plans to locate its marketing and sales administration at its corporate headquarters in Maryland, near Washington, D.C. Eventually, the Company expects to assign its own direct sales personnel regionally at various strategic locations across the country, and, only if appropriate, internationally. The Company also plans to develop a "working", real-time demonstration of its products and their capacities, using dummy patient data, via a Company intranet and the Internet between its Research and Development facilities in Morgantown, West Virginia and its corporate office, as well as via the Company's World Wide Web site (http://www.careflow.com). This capacity would put the Company's development and technical support staffs, located in West Virginia, in direct touch, aided by video-conferencing, white boards and other technologies, with prospective customers at the corporate office in Maryland via an intranet as well as via the Internet, with the Company's sales personnel, prospects and customers at remote customer locations. The Company anticipates using a portion of the proceeds of the Offering for the recruitment, training and support of sales personnel, development of sales materials, and development and operation of web-based product demonstrations and technical support services.

    Unless and until the Company's sales and marketing resources, including independent distributor relationships, are put in place, the Company will continue to depend in large part for its sales revenues upon the efforts and professional contacts of its senior executives, customer and supplier referrals, and the success of its research and development personnel to produce commercially useful products and adaptions of such products to address customers' particular workflow needs and to accommodate their legacy healthcare information environments.

COMPETITION

    The Company has a large number of competitors who offer products and services that can accomplish outcomes that are the same or equivalent to the Company's products and services. The Company competes with, among others, (i) very large, established healthcare information system vendors such as HBO & Company, Shared Medical Systems Corporation, and Cerner Corporation, as well as smaller EMRS firms such as MedicaLogic, HealthPoint, Oacis, and Oceana; (ii) integration engine companies such as Software Technologies Corporation, Century Analysis Incorporated, and HUBLink, Inc.; (iii) image management companies such as IMNET Systems, Inc. and LanVision Systems, Inc.; (iv) healthcare database reference companies such as HCIA, Inc.; (v) consulting firms such as Andersen Consulting and Ernst & Young, LLP; (vi) original equipment manufacturers such as International Business Machines Corporation and Hewlett-Packard, Inc.; (vii) systems integration firms such as Science Products International Corporation, Electronic Data Systems Corporation and Healthdyne Information Enterprises; and
(viii) internal MIS departments of healthcare providers. Also, the Company will compete with joint ventures, such as the Andover Group (formed by Andersen Consulting and Hewlett-Packard), for middleware services.

    Most of the Company's competitors have significantly greater financial, technical and management resources than the Company, and there can be no assurance that the Company will be able to compete successfully. In addition, there can be no assurance that others, including the personnel associated with other university-based research facilities with operations similar to those of CERC, will not seek to enter the market.

GOVERNMENT REGULATION

    The FDA regulates some computer products as medical devices. The FDA has issued a draft guidance document regarding the regulation of computer products under certain circumstances as medical devices under the Federal Food, Drug, and Cosmetic Act (the "FDC Act"). This guidance is subject to change. However, because the Company's products are not used in diagnosis, the FDA currently does not regulate the products the Company has developed or expects to develop and market. Compliance with federal regulation could be burdensome, time consuming and expensive. The Company expects the FDA is likely to become increasingly active in regulating computer software intended for use in the healthcare setting. Furthermore, there can be no assurance that any final FDA policy governing computer products, once issued, or other future laws and regulations concerning the manufacture or marketing of medical devices or healthcare information software and systems, will not increase the cost and time to market new or existing products. If the FDA chooses to regulate any of the Company's products as medical devices not exempt from regulation, it can impose extensive requirements upon the Company, including the requirement that the Company seek either FDA clearance of a premarket notification submission (510(k)) demonstrating the product's substantial equivalence to a predicate device or approval of a premarket approval application establishing the safety and effectiveness of the device. FDA regulations also govern, among other things, the preclinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices. In addition, the Company would be required to comply with the FDC Act's general controls, including establishment registration, device listing, compliance with good manufacturing requirements, and the reporting of certain device malfunctions and adverse device events. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall of products, total or partial suspension of production, failure of the government to grant premarket clearance or approval of products, withdrawal of clearances and approvals, and criminal prosecution.

PATIENT CONFIDENTIALITY MATTERS

    The confidentiality of patient records and the circumstances under which such records may be released are subject to substantial regulation by state and federal laws and regulations governing both the disclosure and use of confidential patient medical record information. In addition to regulations applicable to medical records generally, there are also laws and regulations regarding the confidentiality of specific records, such as those relating to mental health, substance abuse and HIV infection. The Company intends to configure its products to comply with the laws and regulations regarding the collection and distribution of patient data in all jurisdictions where it expects to have sales, but regulations regarding patient confidentiality rights are evolving rapidly and are often unclear and difficult to apply in the rapidly restructuring healthcare market. In 1996, President Clinton signed the Health Insurance Portability and Accountability Act of 1996. This legislation requires the Secretary of Health and Human Services to adopt national standards for health information transactions and the data elements to be used in such transactions and to adopt standards to ensure the integrity and confidentiality of health information. The Secretary is required to issue such standards not later than February 21, 1998, and healthcare providers will generally be required to comply with each standard within 24 months after it is adopted. The legislation also provides for the establishment of additional Federal standards for the privacy of all individually identifiable health records. There can be no assurance that this legislation and the regulations promulgated thereunder will not materially restrict the ability of potential users of the Company's products to obtain or disseminate patient information via electronic means. Additional legislation and regulations governing the confidentiality and dissemination of medical record information are continually being proposed at both the state and federal level. There can be no assurance that state or federal laws will not materially restrict the ability of potential users of the Company's products to obtain or disseminate patient information via electronic means. Any material restrictions on the use of electronic transmission of patient information could adversely affect the Company's business.

    The healthcare industry also is subject to changing political, economic and regulatory influences that may affect the procurement practices and other operations of healthcare industry participants. During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation and reform proposals. These reforms may increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company's customers and target market. The failure of the Company to maintain adequate price levels or sales as a result of legislative or regulatory reforms could have a material adverse effect on the Company's business, result of operations and financial condition.

EMPLOYEES

    As of November 15, 1997, the Company had five full-time and four part-time employees, of whom two full-time and two part-time employees were software developers and programmers, and three full-time and two part-time employees were executive or administrative. From January through April 1997, the Company employed three full time and a number of part time software development personnel. The Company subcontracted certain aspects of its work, including work to be performed for its two customers to CERC through WVU, and the subcontract runs through May 15, 1998. The Company is hiring full-time and part-time software development personnel who will perform most of the remaining work for such customers. The Company intends to engage additional software development personnel on an as need full-time or part-time basis. In order to effectively market its products, the Company will also need to retain a marketing and sales executive and staff with industry experience and contacts, as well as software installation and service personnel and administrative support personnel.

    The Company's future success depends in significant part upon the continued service of J. Calvin Kaylor, its President and Chief Executive Officer, Dr. V. Jagannathan, its Senior Vice President--Research and Development and Chief Technical Officer, Dr. Y. V. Reddy, its Chief Scientist, and Marty R. Stango, its Treasurer and Chief Financial Officer and its ability to attract and retain highly qualified software engineers, technical support personnel and sales and marketing and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key employees or that it can attract, assimilate or retain other highly qualified sales and marketing and managerial personnel in the future.

    None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

    The Company leases approximately 800 square feet of research, testing and technical support space in Morgantown, West Virginia on a month-to-month basis. The current monthly rent for this space is $1,023. The Company intends to lease corporate, administrative and marketing office space in Maryland, near Washington D. C. The Company believes that such facilities will be available at current market rates.

    The Company believes that its facilities are adequate for current operations. However, within six months after the Offering, the Company may lease additional space in Morgantown, West Virginia to accommodate additional research, development and technical support activities.

LEGAL PROCEEDINGS

    The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of the executive officers and directors of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
J. Calvin Kaylor.....................................          57   President, Chief Executive Officer, Director
Yenumula V. Reddy, Ph.D..............................          54   Chief Scientist, Director
Vasudevan Jagannathan, Ph. D.........................          42   Senior Vice President--Research and Development,
                                                                    Chief Technical Officer
Marty R. Stango......................................          55   Senior Vice President--Finance, Chief Financial
                                                                    Officer, Treasurer, Secretary
Scott J. Friedman, M.D...............................          29   Senior Vice President--Operations
Robert R. Shank......................................          46   Vice President--Technical Support Services, Assistant
                                                                    Secretary

    J. CALVIN KAYLOR has been the President, Chief Executive Officer and a Director of the Company since January 1997. From 1994 until he joined the Company in November 1996, Mr. Kaylor was a consultant and advisor to various investor groups and involved in start-up healthcare service and information management ventures. From 1993 to 1994, he served as President and General Manager of the Medical Rehabilitation Group of NovaCare, Inc., which followed NovaCare's purchase of Rehabilitation Hospital Corporation of America, which he has served as President from its founding in 1990 until 1993. Prior thereto, Mr. Kaylor held various senior executive positions with public and private healthcare service companies, including Rehabilitation Hospital Corporation of America, Hannover Healthcare and Manor Care, Inc.

    YENUMULA V. REDDY, PH.D. was one of the founders of the Company and has been a Director and the Chief Scientist of the Company since its inception and has been a consultant to the Company since November 1997. Since 1988, Dr. Reddy has been the Director of CERC, where he is, with Dr. Jagannathan, the co-principal investigator of the ARTEMIS projects. He has been a Professor of Computer Science at WVU and the Director of WVU's Artificial Intelligence Laboratory since 1983. Since 1986, he has worked with U.S. government officials in connection with the development of the concept of "Software Valley," a regional economic development initiative. Dr. Reddy is the author or co-author of numerous publications and has made numerous presentations relating to computer networks and collaborative engineering, particularly for use in medical records management. Dr. Reddy received his Ph.D. in Industrial Engineering from WVU in 1973.

    VASUDEVAN JAGANNATHAN, PH. D. was one of the co-founders of the Company and has been its Senior Vice President -Research and Development and Chief Technical Officer since its inception. He was a Director and Vice President of HCS, the Company's predecessor corporation. Dr. Jagannathan is currently devoting 80% of his time to the Company and expects to devote approximately 80% of his working time to the Company for so long as he remains affiliated with CERC and WVU. Since January 1995, Dr. Jagannathan has been the Associate Director of Research of CERC, prior to which, since 1991, he had been a Senior Member of the Technical Staff, and from 1988 to 1991, a consultant. He is, with Dr. Reddy, the co-principal investigator of the ARTEMIS projects. Since 1993, Dr. Jagannathan has also been an Associate Professor of Computer Science at WVU. From 1988 to 1991, he was a Project Manager at Cimflex Teknowledge, Pittsburgh, Pennsylvania, where he was responsible for the research and development of concurrent engineering tools. From 1985 through 1988, Dr. Jagannathan was a Principal Scientist at the Boeing Advanced Technology Center, Bellevue, Washington, where he was a principal investigator for the Boeing Blackboard system development effort. Dr. Jagannathan is the author or co-author of numerous publications and has made numerous presentations relating to computer products development, particularly networks and collaborative engineering. Dr. Jagannathan received his Ph.D. in Electrical and Biomedical Engineering from Vanderbilt University in 1981.

    MARTY R. STANGO was appointed the Company's Senior Vice President--Finance, Treasurer, Chief Financial Officer and Secretary in February 1997. He is currently devoting 40% of his time to the business of the Company, and he will become a full-time employee of the Company upon completion of the Offering. From 1994 until completion of Offering he was employed by Heritage Health Systems, Marina del Rey, California where, from 1994 to 1996, he served as Vice President, Finance and Administration. In 1996 he became Senior Vice President, Operations and General Manager of the Heritage Southwest Medical Group and subsequently he became the Regional Director of the Heritage Southwest Region. From 1992 to 1994, Mr. Stango was Senior Vice President--Information Systems and Chief Financial Officer and Treasurer of Rehabilitation Hospital Corporation of America, King of Prussia, Pennsylvania, and from 1991 to 1992, he was the Vice President, Finance, of the Institute for Laboratory Medicine, Miami, Florida. Prior thereto, Mr. Stango held senior financial management positions with physician practice management and national hospital management firms, and was employed in management consulting with a national accounting firm and by the U.
S. Department of the Treasury.

    SCOTT J. FRIEDMAN, M.D. was one of the co-founders of the Company and has been its Senior Vice President--Operations since its inception. He was Chairman of the Board of Directors and President and Chief Executive Officer of HCS. Since May 1993, Dr. Friedman has been a Research Associate at CERC. From July 1996 until October 1997, Dr. Friedman was a practicing physician at Baptist/St. Vincent's Health System, Jacksonville, Florida. Since October 20, 1997, he has been a full-time employee of the Company. From 1994 through 1995, Dr. Friedman served as a consultant to BioTransplant, Inc., Charlestown, Massachusetts, where he provided technology assessment and market research in allogeneic transplantation technologies. From 1990 through 1991, Dr. Friedman served as Director of Sales to Outfitters Express, Ann Arbor, Michigan. Dr. Friedman received his M.D. from WVU School of Medicine in 1995.

    ROBERT R. SHANK was one of the co-founders of the Company and has been its Vice President-- Technical Support Services and Assistant Secretary since its inception. He was a Director and the Secretary of HCS. He became a full-time employee of the Company on November 1, 1997. He was employed at CERC from 1989 through October 1, 1997, most recently as the Manager of CERC's collaborative engineering Testbed and Task Leader of CERC's NLM Collaboration Technology for the Real-Time Treatment of Patients, relating to the development of a reference architecture for distributed, heterogeneous community care networks. Mr. Shank has co-authored and made many presentations relating to the development of computer network architecture and related matters. He received his BA from WVU in 1983 and has also engaged in graduate studies in computer science at WVU.

    Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "Management--Employment Agreements."

BOARD COMMITTEES AND DESIGNATED DIRECTORS

    The Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Compensation Committee will make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company and may administer the Company's stock option plans. See "Management--Stock Option Plan." The Audit Committee is expected to review, with the Company's independent accountants, the scope, timing and results of audit services and any other services that the accountants are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee is expected to make annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.

    The Company has agreed, if requested by the Representative, to nominate a designee of the Representative to the Company's Board of Directors for a period of five years from the date of this Prospectus. The Representative has not to date designated a nominee. See "Underwriting."

DIRECTOR COMPENSATION

    After completion of the Offering, non-employee directors will not receive compensation for their services as directors: however, they will be reimbursed for their expenses in attending such meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor. In addition, directors are entitled to receive Director Options pursuant to the Company's 1997 Stock Option Plan . See "Management--Stock Option Plan."

EXECUTIVE COMPENSATION

    No officer received compensation in excess of $100,000 for the fiscal year ended December 31, 1996. J. Calvin Kaylor, President of the Company, Dr. V. Jagannathan, Senior Vice President--Research and Development and Chief Technical Officer, Marty R. Stango, Vice-President--Finance, Treasurer, Secretary and Chief Financial Officer, Dr. Scott J. Friedman, Senior Vice-President--Operations and Robert R. Shank, Vice President--Technical Support Services and Assistant Secretary have entered into employment agreements pursuant to which they are entitled to receive full-time compensation at the annual rates of $175,000, $150,000, $140,000, $132,000 and $100,000,
respectively. See "--Employment and Consulting Agreements."

OPTION GRANTS IN LAST FISCAL YEAR

    No options were granted to any officer or director in the fiscal year ended December 31, 1996. No stock appreciation rights were granted during such year. Pursuant to their employment agreements, J. Calvin Kaylor, President and Chief Executive Officer of the Company, and Marty R. Stango, Chief Financial Officer, Treasurer and Secretary of the Company, have each received stock options, vesting over a period of three years, for 100,000 shares at an exercise price of $5.00 per share.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Each of Mr.Kaylor, Dr. Jagannathan, Dr. Friedman and Mr. Shank have entered into three year employment agreements with the Company, effective as of November 1, 1996, and Mr. Stango entered into a three year agreement effective February 2, 1997, providing for annual compensation in the amounts of $175,000, $150,000, $132,000, $100,000, $140,000, respectively. Pursuant to his employment agreement, the Company issued 150,000 shares of its Common Stock to Mr. Kaylor, with 25% of such shares vesting on each of November 1, 1997, 1998, 1999 and 2000. Pursuant to their employment agreements, the Company issued to each of Mr. Kaylor and Mr. Stango under its 1997 Stock Option Plan, options to purchase 100,000 shares of Common Stock, vesting over a period of three years, and exercisable at a price of $5.00 per share.

    Messrs. Kaylor, Stango and Shank and Dr. Friedman are or will be full-time employees of the Company. Mr. Kaylor became a full-time employee of the Company on November 1, 1996. Mr. Stango will become a full-time employee upon completion of the Offering, prior to which he is devoting up to 40% of his time to the business of the Company and is being compensated therefor at the annual rate of $59,300. Dr. Friedman became a full-time employee on October 20, 1997, prior to which he devoted 30% of his time to the Company, for which he was compensated at the annual rate of $52,800. Mr. Shank became a full-time employee on November 1, 1997, prior to which he devoted 60% of his time to the Company, for which he was being compensated at an annual rate of $60,000. Prior to completion of the Bridge Financing, Dr. Jagannathan devoted 40% of his time to the Company, for which he was compensated at an annual rate of $60,000. Since completion of the Bridge Financing, pursuant to the terms of his employment agreement, Dr. Jagannathan has been devoting, and will continue to devote 80% of his time to the Company, either directly or by devoting time to the work being performed by CERC under subcontracts with the Company, for so long as he remains affiliated with CERC and WVU. To the extent Dr. Jagannathan is compensated by WVU for the time he devotes to Company business under the subcontract with CERC, the Company will reimburse WVU, and the amount of such reimbursement will be deducted from the amount paid directly to Dr. Jagannathan by the Company.

    Each of the employment agreements provide for annual reviews of compensation and bonuses, at the discretion of the Board of Directors, based on, among other things, the performance of the Company and of the individual employee. However, the Company has agreed with the Representative that notwithstanding the provisions of the foregoing employment agreements, that the compensation of the Company's executive officers will not increase from current levels for a period of 13 months from the closing of the Offering.

    The agreements provide for participation in any Company stock option plans and for payment of 12 months' compensation in the event of termination without cause.

    Dr. Y. V. Reddy, a Director and the Chief Scientist of the Company, has entered into a three year consulting agreement with the Company pursuant to which he will devote 20% of his time to the Company, in connection with which he will receive an annual consulting fee of $50,000. Dr. Reddy's agreement provides that he will be nominated to be a director of the Company, in which capacity he has served since the inception of the Company.

STOCK OPTION PLAN

    In February 1997, the Board of Directors adopted and the Company's stockholders subsequently approved, the 1997 Stock Option Plan (the "1997 Plan") covering 300,000 shares of the Company's Common Stock pursuant to which employees, officers and directors of, and consultants or advisers to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or options that do not qualify as incentive options ("non-qualified options"). The 1997 Plan, which expires in 2007, will be administered by the Board of Directors or a committee of the Board of Directors. The purposes of the 1997 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the Company's future growth and success and to provide additional incentive by permitting such individuals to participation the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the 1997 Plan will be consistent with these purposes. The 1997 Plan provides for automatic grants of options to certain directors in the manner set forth below.

    Options granted under the 1997 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1997 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the 1997 Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Options granted under the 1997 Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines. No option may be granted under the 1997 Plan after February 2006.

    Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. The Plan provides that directors who are not employees of, consultants to, or the holders of 10% or more of the Company's Common Stock will automatically receive options to purchase 5,000 shares upon their election as directors, and options to purchase 1,000 shares for subsequent year that the serve as a director. The exercise price of such options will be the fair market value of the Common Stock at the date of grant. As of September 30, 1997, the number of employees, officers and directors of the Company eligible to receive grants under the 1997 Plan was eight persons, and the number of consultants and advisors to the Company eligible to receive grants under the 1997 Plan was one. An optionee may be granted more than one option under the 1997 Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1997
Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1997 Plan.

    Under the 1997 Plan, the optionee has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option until such shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the 1997 Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution. The Board of Directors or the committee may authorize non-qualified options to be transferable to immediate family members, trusts for the benefit of immediate family members, partnerships of immediate family members and non-profit charitable organizations.

    The Board of Directors may amend or terminate the 1997 Plan except that stockholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the 1997 Plan (unless adjusted to reflect such changes as a result of a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be required by Rule 16b-3 or Section 422 of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

    Under current tax law, there are no Federal income tax consequences to either the employee or the Company on the grant of non-qualified options if granted under the terms set forth in the 1997 Plan. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Exchange Act of (I.E., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

    Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an incentive stock option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

    If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (I.E., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

    At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

    The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the 1997 Plan. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.

    Options to purchase 200,000 shares of Common Stock at an exercise price of $5.00 were granted under the 1997 Plan immediately prior to the Offering, and the Company has agreed to issue options to purchase 3,000 shares at an exercise price of $5.00 per share upon completion of the Offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief of recision.

    The Company intends to enter into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers after the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements will also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.

    The Company's By-laws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law, and the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability. The Company has not currently purchased any such insurance policy on behalf on any of its directors, officers, employees or agents.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

    The Company has obtained the Cybermarche Agreement, an exclusive assignment of the WVU Agreement, a world-wide, transferable, exclusive license from WVU to use, modify, market, sublicense and otherwise distribute the ARTEMIS technology under development by CERC. Dr. Y. V. Reddy, a Director and the Chief Scientist of the Company, and Dr. V. Jagannathan, the Senior Vice President--Research and Development and a Director of the Company, are the Director and Associate Director for Research, respectively, of CERC, and other co-founders, affiliates and proposed employees or consultants to the Company also are or have been affiliated with CERC. Cybermarche is a privately-held company formed to market and commercialize technology developed at WVU, and it is engaged in the commercialization of non healthcare related technology. All of its stockholders are stockholders of the Company, and several officers of the Company are stockholders of Cybermarche. However, Cybermarche and the Company have no employees in common. In addition, certain principals of the Company may have obligations to Cybermarche, and to the extent principals of the Company are engaged in activities for Cybermarche, they will not be available to the Company. Dr. Jagannathan has agreed with the Company that he will not devote any time to the business of Cybermarche. See "Business--Proprietary Rights" and "Management-- Executive Officers and Directors."

    Each of Mr. Kaylor, Dr. Jagannathan, Mr. Stango, Mr. Shank and Dr. Friedman have entered into three year employment agreements with the Company, and Dr. Y.
V. Reddy has entered into a three year consulting agreement with the Company. See "Management--Employment Agreements."

    In May 1997, the Company subcontracted certain aspects of its work, including work to be performed for its two customers, to CERC through WVU. The subcontract runs through May 15, 1998.

    In June 1997, the Representative made a loan (the "Representative Loan") to the Company in the principal amount of $200,000 pursuant to a promissory note dated June 16, 1997. The Representative Loan bore interest at the annual rate of 10% and was repaid, together with accrued interest, pursuant to its terms at the first closing of the Bridge Financing in September 1997.

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company has adopted a policy that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of each class of outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group, (a) prior to the Offering and
(b) as adjusted to give effect to the sale of the 1,600,000 Units offered hereby:

                                                                               SHARES
                                                                             BENEFICIALLY
                                                                              OWNED(1)
                                                                             -----------
                                                                                              PERCENT OF SHARES
                                                                                              BENEFICIALLY OWNED
                                                                                          --------------------------
                                                                                              BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(2)                                                      OFFERING      OFFERING
---------------------------------------------------------------------------               --------------  ----------
J. Calvin Kaylor(3)........................................................     175,000           14.29%       6.20%
Y.V. Reddy, Ph.D.(4).......................................................      --             --            --
Vasudevan Jagannathan, Ph.D................................................     100,000            8.33%       3.57%
Marty R. Stango(5).........................................................      25,000         *             *
Scott J. Friedman, M.D.....................................................     100,000            8.33%       3.57%
Robert R. Shank............................................................     100,000            8.33%       3.57%
Shampa Reddy(6)............................................................     200,000           16.67%       7.14%
Steve Shattls..............................................................     100,000            8.33%       3.57%
Srinivas Kankanahalli, Ph.D................................................     100,000            8.33%       3.57%
K. Joseph Cleetus, Ph.D....................................................     100,000            8.33%       3.57%
Peter Spitzer, M.D. (7)....................................................     100,000            8.33%       3.57%
All executive officers and directors as a group (6 persons)(3-5)...........     500,000           40.00%       17.5%

------------------------

*   Less than 1%

(1) Includes such individuals' Escrow Shares, constituting 50% of the shares owned by each person. In computing the number of shares beneficially owned by a person and the percentage ownership of a person, shares of Common Stock of the Company, subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. See "--Escrow Shares," below.

(2) Except as otherwise set forth, each such person's address is 235 High Street, Suite 225, Morgantown, West Virginia 26505.

(3) Includes (i) 150,000 shares owned of record jointly by Mr. Kaylor and his wife, of which 75,000 shares are subject to vesting provisions set forth in Mr. Kaylor's employment agreement, and (ii) 25,000 shares issuable upon the exercise of immediately exercisable options. Does not include 75,000 shares issuable upon the exercise of options that are not immediately exercisable. See "Management-- Employment and Consulting Agreements."

(4) Does not include 200,000 shares owned by Dr. Reddy's adult daughter, Shampa Reddy, of which shares Dr. Reddy disclaims beneficial ownership.

(5) Consists of 25,000 shares issuable upon the exercise of immediately exercisable options. Does not include 75,000 shares issuable upon the exercise of options that are not immediately exercisable.

(6) Ms. Reddy is the adult daughter of Dr. Y. V. Reddy, a Director of the Company.

(7) Dr. Spitzer's address is 11718 Barrington Court #504, Los Angeles, CA 90049.

ESCROW SHARES

    In connection with the Offering, the holders of the Company's Common Stock have agreed to place, on a pro rata basis, 600,000 shares into escrow pursuant to an escrow agreement (the "Escrow Agreement") with American Stock Transfer & Trust Company, as escrow agent. The Escrow Shares are not transferable or assignable; however, the Escrow Shares may be voted.

    The Escrow Shares will be released from escrow if, and only if, one or more of the following conditions is/are met:

        (a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $4.75 million for the fiscal year ending December 31, 1998, 1999 or 2000;

        (b) the Minimum Pretax Income amounts to at least $6.25 million for the fiscal year ending December 31, 2001;

        (c) the Minimum Pretax Income amounts to at least $7.75 million for the fiscal year ending December 31, 2002;

        (d) the Closing Price (as defined in the Escrow Agreement) of the Common Stock averages in excess of $12.50 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus;

        (e) the Closing Price of the Common Stock averages in excess of $16.75 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from the date of this Prospectus; or

    The Minimum Pretax Income amounts set forth above shall (i) be calculated exclusively of any extraordinary earnings, including any charge to income resulting from release of the Escrow Shares and (ii) be increased proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after completion of the Offering. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

    Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by December 31, 2002, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares and options on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which such shares and options are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note E of Notes to Financial Statements.

    The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and the Representative and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                           DESCRIPTION OF SECURITIES

    The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws, the Warrant Agreement among the Company, the Underwriter and American Stock Transfer & Trust Company, as warrant agent, pursuant to which the Warrants will be issued and the Underwriting Agreement between the Company and the Underwriter, copies of all of which have been filed with the Commission as Exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of "blank check" preferred stock, $.001 par value ("Preferred Stock").

UNITS

    Each Unit consists of one share of Common Stock and one redeemable Class A Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Warrants comprising the Units are separately transferable on and after the Separation Date.

COMMON STOCK

    The Company currently has outstanding 1,200,000 shares of Common Stock held of record by 14 holders. Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Certificate of Incorporation.

    Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

REDEEMABLE CLASS A WARRANTS

    Each Class A Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $6.50 at any time until 5:00 P.M., New York
City time, on          , 2002. Commencing one year from the date of this
Prospectus, the Class A Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Class A Warrants must be redeemed if any are redeemed.

    The Class A Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representative and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

    The exercise price of the Warrants were determined by negotiation between the Company and the Representative and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

    The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Class A Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

    For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

    The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

PREFERRED STOCK

    The Board of Directors will have the authority to issue the Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock.

UNIT PURCHASE OPTION

    The Company has agreed to grant to the Representative, upon the closing of the Offering, the Unit Purchase Option to purchase up to 160,000 Units. These Units will be identical to the Units offered hereby except that the Warrants included in the Unit Purchase Option will only be subject to redemption by the Company after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriters or members of the selling group or their respective officers. The Unit Purchase Option is exercisable during the three-year period commencing two years from the date of this Prospectus at an
exercise price of $    per Unit (120% of the initial public offering price)
subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Option have certain demand and piggyback registration rights. See "Underwriting."

REGISTRATION RIGHTS

    The holders of the Unit Purchase Option will have demand and piggy-back registration rights relating to such options and the underlying securities. See "Underwriting." The Company has also agreed to register for resale the 1,000,000 Bridge Warrants and the underlying Stock one year from the closing of the Offering.

BUSINESS COMBINATION PROTECTIONS

    The broad discretion conferred upon the Board of Directors with respect to the issuance of series of Preferred Stock (including with respect to voting rights) could substantially impede the ability of one or more stockholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the Common Stock hold by stockholders.

    The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under such statute a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." The statute contains provisions enabling a corporation to avoid the statute's restrictions.

    The Company has not sought to "elect out" of the statute, and, therefore, upon closing of the Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company.

TRANSFER AGENT

    American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering the Company will have outstanding 2,800,000 shares of Common Stock. Of these shares, the 1,600,000 shares of Common Stock included in the Units offered hereby will be freely transferable without restriction or further registration under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The 1,200,000 shares of Common Stock currently outstanding are "restricted securities" or owned by affiliates within the meaning of Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Such shares will be eligible for sale in the public market pursuant to Rule 144 commencing 90 days from the date of this Prospectus. However, holders of 1,100,000 of the 1,200,000 outstanding shares of Common Stock and the holders of the outstanding options have agreed not to sell or otherwise dispose of any shares of Common Stock without the Representative's prior written consent for a period of 13 months after the date of this Prospectus. In addition, 50% of the outstanding shares (including 50,000 of the shares that are not subject to the agreement described in the preceding sentence) are Escrow Shares and are subject to the restrictions on transfer set forth in the Escrow Agreement. See "Principal Stockholders-- Escrow Shares" and "Underwriting."

    In general, under Rule 144 a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned such shares for at least one year is entitled to sell such shares without regard to the volume or other resale requirements.

    Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period. If all the requirements of Rule 701 are met, an aggregate of 50,000 shares subject to outstanding vested stock options may be sold pursuant to such rule at the end of this 90-day period, subject to an agreement by all option holders not to sell or otherwise dispose of any shares of Common Stock for a period of 13 months after the date of this Prospectus without the Representative's prior written consent. An additional 152,000 shares may be sold from time to time pursuant to this rule as additional outstanding options vest.

    Pursuant to registration rights acquired in the Bridge Financing, the Company has agreed to register for resale on behalf of the investors in the Bridge Financing the 1,000,000 Bridge Warrants held by such investors and the underlying Common Stock one year from the closing of the Offering.

    The holders of the Unit Purchase Option also have demand and "piggy-back" registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting."

    Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below, for whom D.H. Blair Investment Banking Corp. is acting as Representative, has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective number of Units set forth opposite the name of such Underwriter:

NAME                                                                                               NUMBER OF UNITS
-------------------------------------------------------------------------------------------------  ---------------
D.H. Blair Investment Banking Corp.

                                                                                                   ---------------
Total............................................................................................      1,600,000

    It is expected that Blair & Co. will distribute as a syndicate member a substantial portion (not to exceed 52%, including the over-allotment option) of the Units offered hereby. Blair & Co. is owned by a corporation which is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder of the Representative.

    The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the NASD, at such
prices less concessions of not in excess of $         per Unit, of which a sum
not in excess of $         per Unit may in turn be reallowed to other dealers
who are members of the NASD. After the initial offering, the public offering price, the concession and the reallowance may be changed by the Representative.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts, up to 240,000 additional Units for the purpose of covering over-allotments, if any, subject to the right of the Representative to elect, in its sole discretion, to exercise such option individually, and not as representative of the several Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of Units offered hereby, including any Units purchased pursuant to the Underwriters' overallotment option, $10,000 of which has been paid to date.

    The Company's officers, directors and the holders of 1,100,000 of the 1,200,000 outstanding shares of Common Stock have agreed not to sell, assign, transfer or otherwise dispose of any shares of Common Stock for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative.

    The Representative has the right to designate one individual for nomination to the Company's Board of Directors for a period of five years after the completion of the Offering, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Representative.

    During the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition or transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction.

The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2% of any consideration in excess of $9,000,000.

    The Company has agreed not to solicit Warrant exercises other than through the Representative, unless the Representative declines to make such solicitation. Upon any exercise of the Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Representative a fee of 5% of the aggregate exercise price of the Warrants, if (i) the market price of the Company's Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD; (iii) the warrantholder designates in writing that the exercise of the Warrant was solicited by a member of the NASD and designates in writing the broker-dealer to receive compensation for such exercise; (iv) the Warrants are not held in a discretionary account; (v) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrants; and (vi) the solicitation of exercise of the Warrant was not in violation of Regulation M, which was recently adopted to replace Rule 10b-6 and certain other rules promulgated under the Exchange Act.

    Regulation M may prohibit Blair & Co. or any other soliciting broker-dealer from engaging in any market making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

    The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 160,000 Units, substantially identical to the Units being offered hereby, except that the Class A Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option will be exercisable during the two-year period commencing three years from the date of this Prospectus at an
exercise price of $         per Unit, subject to adjustment in certain events to
protect against dilution, and is not transferable for a period of three years from the date of this Prospectus except to officers of the Representative or members of the selling group or their respective officers. The Company has agreed to register during the three-year period commencing two years from the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.

    Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the public offering price of the Units offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, demand for similar securities of comparable companies and such other factors as were deemed relevant.

    The Underwriters have informed the Company that they do not expect to make sales of the Units offered hereby to discretionary accounts.

    The Representative acted as placement agent for the Bridge Financing in September and October 1997 for which it received a fee of $200,000 and a non-accountable expense allowance of $60,000. The Company used $206,575 of the proceeds of the Bridge Financing to repay the principal and interest due on a loan in the principal amount of $200,000, bearing interest at the annual rate of 10% per annum that the Representative had made to the Company in June 1997.

    The Commission is conducting an investigation concerning various business activities of the Representative and Blair & Co. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

    In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co., has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative, its chief executive officer or any of its other officers or directors.

    The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.

    In connection with the Offering, the Underwriters and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Common Stock and the Class A Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, the Common Stock and the Class A Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriters may also create a short position in the Units by selling more Units in connection with the Offering than it is committed to purchase from the Company, and in such case the Representative may reduce all or a portion of that short position by purchasing the Units, the Common Stock and the Class A Warrants in the open market. The Representative also may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Representative may impose "penalty bids" on certain Underwriters and selling group members. This means that if the Representative purchases shares of Common Stock or Class A Warrants in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock or the Class A Warrants, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares of Common Stock or Class A Warrants as part of the Offering. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Common Stock and the Class A Warrants at a level above that which might otherwise prevail in the open market.

    Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Common Stock and the Class A Warrants. In addition, neither the Company nor the Underwriters make any representation that the Underwriters or any selling group members will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. The statements under the captions "Risk Factors-- Dependence on Proprietary Technology; --Potential Dependence on License Agreement and CERC" and "Business--Technology; --Proprietary Rights" and other references in this Prospectus to intellectual property matters have been reviewed for the Company by Lowe, Price, LeBlanc & Becker, Alexandria, Virginia. The statements under the captions "Risk Factors--Possible Adverse Effects of Government Regulation Regarding Computer Products and Procurement Procedures" and "Business--Government Regulation" and certain other references in this Prospectus to government regulation matters have been reviewed for the Company by Hyman, Phelps & McNamara, P.C., Washington, D. C. Certain legal matters will be passed upon for the Representative by Paul, Hastings, Janofsky & Walker LLP. Bachner, Tally, Polevoy & Misher LLP represents the Representative in other matters.

                                    EXPERTS

    The financial statements of the Company for the period from February 6, 1996 (inception) to December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission with respect to the Units offered hereby. This Prospectus, forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is hereby made to the Registration Statement and such exhibits, which are available for inspection without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish interim reports as it deems appropriate.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Independent auditors' report...............................................................................         F-2

Balance sheets as of December 31, 1996 and September 30, 1997 (unaudited)..................................         F-3

Statements of operations for the period February 6, 1996 (inception) through December 31, 1996, for the period February 6, 1996 (inception) through September 30, 1996 (unaudited), and for the nine months ended
  September 30, 1997 (unaudited)...........................................................................         F-4

Statements of changes in capital deficiency for the period February 6, 1996 (inception) through December
  31, 1996 and for the nine months ended September 30, 1997 (unaudited)....................................         F-5

Statements of cash flows for the period February 6, 1996 (inception) through December 31, 1996, for the period February 6, 1996 (inception) through September 30, 1996 (unaudited), and for the nine months ended
  September 30, 1997 (unaudited)...........................................................................         F-6

Notes to financial statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
Careflow Net, Inc.
Morgantown, West Virginia

    We have audited the accompanying balance sheet of Careflow Net, Inc. as of December 31, 1996 and the related statements of operations, changes in capital deficiency and cash flows for the period February 6, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Careflow Net, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from February 6, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

                                          Richard A. Eisner & Company, LLP

New York, New York
October 22, 1997

                               CAREFLOW NET, INC.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,   SEPTEMBER 30,
                                                                                          1996           1997
                                                                                      -------------  -------------
                                                                                      (DEVELOPMENT
                                                                                         STAGE)       (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents.......................................................   $     4,000    $   569,000
    Accounts receivable.............................................................        20,000         71,000
                                                                                      -------------  -------------
      Total current assets..........................................................        24,000        640,000
Fixed assets, net...................................................................         7,000         32,000
Deferred offering costs.............................................................        10,000         10,000
Deferred financing costs, net.......................................................                      141,000
Organization costs, net.............................................................                       17,000
                                                                                      -------------  -------------
                                                                                       $    41,000    $   840,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
LIABILITIES
Current liabilities:
    Note payable--placement agent...................................................                  $   200,000
    Notes payable--bridge financing (less unamortized discount of $144,000).........                      869,000
    Accounts payable and accrued expenses...........................................   $    75,000         94,000
    Deferred licensing fees.........................................................        30,000         86,000
                                                                                      -------------  -------------
      Total current liabilities.....................................................       105,000      1,249,000
                                                                                      -------------  -------------
CAPITAL DEFICIENCY
Preferred stock--$.001 par value, 5,000,000 shares authorized; none issued
Common stock--$.001 par value, 30,000,000 shares authorized; 1,200,000 shares issued
  and outstanding                                                                            1,200          1,200
Additional paid-in capital..........................................................         5,800        125,800
Accumulated deficit.................................................................       (71,000)      (536,000)
                                                                                      -------------  -------------
      Total capital deficiency......................................................       (64,000)      (409,000)
                                                                                      -------------  -------------
                                                                                       $    41,000    $   840,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                       See notes to financial statements

                               CAREFLOW NET, INC.

                            STATEMENTS OF OPERATIONS

                                                               FEBRUARY 6,
                                                                  1996         FEBRUARY 6, 1996
                                                               (INCEPTION)       (INCEPTION)       NINE MONTHS
                                                                 THROUGH           THROUGH            ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,
                                                                  1996               1996             1997
                                                             ---------------  ------------------  -------------
                                                                                 (DEVELOPMENT
                                                              (DEVELOPMENT          STAGE)
                                                                 STAGE)          (UNAUDITED)       (UNAUDITED)
Service fees...............................................    $    68,000        $   44,000       $   101,000
Systems sales..............................................                                             70,000
                                                             ---------------        --------      -------------
                                                                    68,000            44,000           171,000
                                                             ---------------        --------      -------------
Costs and expenses:
  Cost of services and systems.............................         31,000            24,000           286,000
  Selling, general and administrative......................        108,000            27,000           341,000
  Interest.................................................                                              9,000
                                                             ---------------        --------      -------------
                                                                   139,000            51,000           636,000
                                                             ---------------        --------      -------------
Net loss...................................................    $   (71,000)       $   (7,000)      $  (465,000)
                                                             ---------------        --------      -------------
                                                             ---------------        --------      -------------
Net loss per share.........................................    $      (.12)       $     (.01)      $      (.78)
                                                             ---------------        --------      -------------
                                                             ---------------        --------      -------------
Weighted average number of common shares outstanding during
  each period..............................................        600,000           600,000           600,000
                                                             ---------------        --------      -------------
                                                             ---------------        --------      -------------

                       See notes to financial statements

                               CAREFLOW NET, INC.

                        STATEMENTS OF CAPITAL DEFICIENCY

                                                       COMMON STOCK       ADDITIONAL                    TOTAL
                                                   ---------------------    PAID-IN    ACCUMULATED     CAPITAL
                                                     SHARES     AMOUNT      CAPITAL      DEFICIT     DEFICIENCY
                                                   ----------  ---------  -----------  ------------  -----------
Issuance of 1,200 shares of Healthcare Computing
  Systems, Inc.'s $1 par value common stock at
  inception......................................       1,050  $   1,050  $     4,950                $     6,000
Issuance of 150 shares pursuant to an employment
  agreement......................................         150        150          850                      1,000
Net effect of exchange of 1,200,000 shares of
  Careflow Net, Inc. $.001 par value common stock
  for all of the outstanding shares of Healthcare
  Computing Systems, Inc.'s common stock.........   1,198,800
Net loss.........................................                                       $  (71,000)      (71,000)
                                                   ----------  ---------  -----------  ------------  -----------
Balance--December 31, 1996.......................   1,200,000      1,200        5,800      (71,000)      (64,000)
Net loss for the nine months ended September 30,
  1997...........................................                                         (465,000)     (465,000)
Warrants issued in connection with bridge
  notes..........................................                             120,000                    120,000
                                                   ----------  ---------  -----------  ------------  -----------
Balance--September 30, 1997 (unaudited)..........   1,200,000  $   1,200  $   125,800   $ (536,000)  $  (409,000)
                                                   ----------  ---------  -----------  ------------  -----------
                                                   ----------  ---------  -----------  ------------  -----------

                       See notes to financial statements

                               CAREFLOW NET, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 FEBRUARY 6,      FEBRUARY 6,
                                                                     1996             1996
                                                                 (INCEPTION)      (INCEPTION)       NINE MONTHS
                                                                   THROUGH          THROUGH            ENDED
                                                                 DECEMBER 31,    SEPTEMBER 30,     SEPTEMBER 30,
                                                                     1996             1996             1997
                                                                 ------------  ------------------  -------------
                                                                                  (DEVELOPMENT
                                                                 (DEVELOPMENT        STAGE)
                                                                    STAGE)        (UNAUDITED)       (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................................   $  (71,000)      $   (7,000)      $  (465,000)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization..............................        2,000            1,000            17,000
    Compensation...............................................        1,000
    Changes in:
      Accounts receivable......................................      (20,000)         (29,000)          (51,000)
      Organization costs.......................................                                         (25,000)
      Accounts payable and accrued expenses....................       75,000           19,000            19,000
      Deferred licensing fees..................................       30,000           30,000            56,000
                                                                 ------------        --------      -------------
        Net cash provided by (used in) operating activities....       17,000           14,000          (449,000)
                                                                 ------------        --------      -------------
Cash flows from investing activities:
  Purchase of fixed assets.....................................       (9,000)          (9,000)          (30,000)
                                                                 ------------        --------      -------------
Cash flows from financing activities:
  Proceeds from sale of common stock...........................        6,000            6,000
  Proceeds from underwriter's loan.............................                                         200,000
  Proceeds from sale of bridge notes with warrants.............                                       1,014,000
  Payment of deferred financing costs..........................                                        (170,000)
  Payment of deferred offering costs...........................      (10,000)         (10,000)
                                                                 ------------        --------      -------------
        Net cash provided by (used in) financing activities....       (4,000)          (4,000)        1,044,000
                                                                 ------------        --------      -------------
Net increase in cash and cash equivalents......................        4,000            1,000           565,000
Cash and cash equivalents at beginning of period...............         -0 -             -0 -             4,000
                                                                 ------------        --------      -------------
Cash and cash equivalents at end of period.....................   $    4,000       $    1,000       $   569,000
                                                                 ------------        --------      -------------
                                                                 ------------        --------      -------------
Supplemental disclosure of noncash financing activities:
    In 1996 the Company issued 150,000 shares of common stock
      (value $1,000) to an officer pursuant to an employment
      agreement

                       See notes to financial statements

                               CAREFLOW NET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

 (INFORMATION WITH RESPECT TO THE PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE A--MERGER WITH HEALTHCARE COMPUTING SYSTEMS, INC. AND DESCRIPTION OF
BUSINESS

    Careflow Net, Inc. ("Careflow" or the "Company") was organized as a Delaware corporation on January 7, 1997. The Company is the business successor to Healthcare Computing Systems, Inc. ("HCS" or the "Predecessor"). HCS, a West Virginia corporation in the development stage which was organized on February 6, 1996, was owned by the same shareholders as Careflow. On February 3, 1997, HCS merged into Careflow. In conjunction with the merger, 1,200 shares of HCS common stock were exchanged for 1,200,000 shares of common stock of Careflow. The merger has been accounted for in a manner similar to a pooling of interests and the information set forth in these financial statements has been adjusted to give retroactive effect to the reorganization.

    The Company has continued the operations of the Predecessor whereby it is a developer of information management software products for the healthcare industry. In addition, the Company has an exclusive, worldwide sublicense providing for the unlimited use of certain intellectual property developed by West Virginia University, which it intends to use in the creation and sale of its products. Certain principals of the Company are employed by West Virginia University (Note I).

    As further described in Note F, in September and October 1997, the Company received net proceeds of $1,740,000 from a private placement of bridge notes and warrants ("Bridge Units"). The Company will require substantial additional funds to complete its current planned activities.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

[1]  CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the time of purchase.

[2]  FIXED ASSETS:

     Machinery, furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the useful lives of the assets (5 to 7 years).

[3]  DEFERRED FINANCING COSTS:

     Deferred financing costs are being amortized over the term of the related debt, which is one year or will be expensed concurrent with the repayment of the debt if the Company successfully consummates a public offering of its securities (Notes E and F).

[4]  REVENUE RECOGNITION:

     Service fees, which are provided based upon contractual agreements, are recorded in the period in which the services are performed. System sales, which represent fees earned from the licensing of software, are recorded in the period in which software is delivered, subject, in certain circumstances, to customer acceptance. The Company also provides post contract customer support services which are recorded on a straight-line basis over the life of the contract.

                               CAREFLOW NET, INC.

                               DECEMBER 31, 1996

 (INFORMATION WITH RESPECT TO THE PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
[5]  SOFTWARE DEVELOPMENT COSTS:

     Costs to maintain developed programs and development costs incurred prior to achievement of technical feasibility are expensed as incurred. Such costs approximated $158,000 for the period ended September 30, 1997 and were nominal for the period ended December 31, 1996. Such costs are included in cost of services and systems on the statements of operations.

[6]  NET LOSS PER SHARE OF COMMON STOCK:

     Net loss per share of common stock was determined by dividing net loss by the weighted average number of shares outstanding during each period excluding shares which have been placed in escrow (Note E).

[7]  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[8]  ORGANIZATION COSTS:

     Organization costs are being amortized over 5 years.

[9]  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying value of cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

[10] STOCK-BASED COMPENSATION:

     The Company intends to account for employee stock option grants pursuant to Accounting Principles Board Opinion No. 25 ("APB") and adopt the "disclosures only" alternative available under Financial Accounting Standards Board No. 123 ("FASB 123") for its employee stock option grants.

[11] INTERIM FINANCIAL INFORMATION:

     The accompanying statements as of September 30, 1997 and for the periods ended September 30, 1997 and 1996 are unaudited but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1997.

[12] NEW ACCOUNTING PRONOUNCEMENT:

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share". SFAS 128 establishes new standards for computing and presenting per share data. SFAS 128 is effective for periods ending after December 31, 1997. The adoption of SFAS 128, will not effect the amount of loss per share of common stock as reported.

                               CAREFLOW NET, INC.

                               DECEMBER 31, 1996

 (INFORMATION WITH RESPECT TO THE PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE C--FIXED ASSETS

    Fixed assets consist of the following:

                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                      1996           1997
                                                                  -------------  -------------
Computer equipment and software.................................    $   9,000      $  37,000
Furniture and fixtures..........................................                       2,000
                                                                       ------    -------------
                                                                        9,000         39,000
Less accumulated depreciation...................................        2,000          7,000
                                                                       ------    -------------
                                                                    $   7,000      $  32,000
                                                                       ------    -------------
                                                                       ------    -------------

NOTE D--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expense consist of the following:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1996          1997
                                                                  ------------  -------------
Accrued salaries payable........................................   $   54,000
Outside contractor fees.........................................       18,000     $  38,000
Customer deposit................................................                     27,000
Other...........................................................        3,000        29,000
                                                                  ------------  -------------
                                                                   $   75,000     $  94,000
                                                                  ------------  -------------
                                                                  ------------  -------------

NOTE E--PROPOSED INITIAL PUBLIC OFFERING

    The Board of Directors authorized the Company to file a registration statement for a proposed initial public offering ("IPO") in which it expects to offer units ("Units") consisting of 1,600,000 shares of its common stock and 1,600,000 redeemable Class A Warrants. There is no assurance that the IPO will be consummated.

    The Company has incurred deferred offering costs of $10,000 in connection with the proposed IPO through September 30, 1997. The deferred costs will either be charged against the gross proceeds of the offering, or if the offering is not consummated, they will be charged to expense. Additionally, the Company will incur substantial additional offering costs in order to effect the IPO.

    The current stockholders have placed 600,000 shares of their common stock into an escrow account. All of these shares will be released upon the Company meeting certain performance goals or the stock price exceeding certain targets or if there is not an IPO. If these goals or targets are not met the shares will be canceled. However, should they be met, the release of the shares will result in the Company recognizing an additional expense equal to the market value of the shares released. All shares of common stock held in escrow will be released if either (a) the Company's pretax income, as defined, equals or exceeds $4,750,000 in any of the years ending December 31, 1998, December 31, 1999, or December 31, 2000 or $6,250,000 for the year ending December 31, 2001 or $7,750,000 for the year ending December 31, 2002 or (b) the average closing price of the common stock equals or exceeds $12.50 per share for a 30 trading day period

                               CAREFLOW NET, INC.

                               DECEMBER 31, 1996

 (INFORMATION WITH RESPECT TO THE PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE E--PROPOSED INITIAL PUBLIC OFFERING (CONTINUED) in the 18-month period beginning with the consummation of the IPO or $16.75 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO ending 36 months after the IPO.

NOTE F--NOTES PAYABLE--BRIDGE FINANCING

    In September and October 1997, the Company received aggregate proceeds of $1,014,000 and $986,000, respectively, from a private placement offering of 40 units (20.25 units sold in September and 19.75 units sold in October) each consisting of a 10% note in the principal amount of $50,000 and warrants to purchase 25,000 shares of common stock at an exercise price of $3.00 per share of common stock. The notes, with accrued interest, are due on the earlier of September 19, 1998 or the closing of an IPO. The warrants are exercisable for a period commencing one year from their date of issue and expire three years from their date of issue or will automatically convert to Class A warrants upon the closing of an IPO. Class A warrants are exercisable for a period of five years beginning from their date of sale at an exercise price of $6.50 per share. The Company allocated 15% of the proceeds to the warrants ($.30 per warrant, determined using the Black-Scholes option pricing model) which is being accounted for as a discount on the notes payable to be amortized over the term of the notes or charged to operations should the notes be repaid sooner. The value of the warrants less an allocable portion of the offering costs, are being accounted for as an increase to paid-in-capital. If held to maturity, the effective interest rate of these notes will be approximately 25%. Costs in connection with the bridge financing amount to approximately $325,000, of which $170,000 relate to the units sold in September.

    In October 1997, the Company used $206,000 of the proceeds of the notes to repay the note payable (including accrued interest of $6,000) to the placement agent which was issued in June 1997.

NOTE G--INCOME TAXES

    Deferred tax assets consist of the following:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1996          1997
                                                                  ------------  -------------
Net operating loss carryover....................................   $    6,000    $   185,000
Accrued salaries................................................       22,000
                                                                  ------------  -------------
                                                                       28,000        185,000
Valuation allowance.............................................      (28,000)      (185,000)
                                                                  ------------  -------------
                                                                   $     -0 -    $      -0 -
                                                                  ------------  -------------
                                                                  ------------  -------------

    As of December 31, 1996, the Company has a net operating loss carryover of approximately $13,000 for tax purposes which is available to offset future taxable income, if any, through 2011. As of September 30, 1997, the Company's net operating loss carryover approximated $450,000. A 100% valuation allowance has been established against the deferred tax asset resulting from the net operating loss carryover and temporary differences since there is no assurance that the tax benefit will be realized.

                               CAREFLOW NET, INC.

                               DECEMBER 31, 1996

 (INFORMATION WITH RESPECT TO THE PERIODS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

NOTE H--STOCK OPTION PLAN

    In November 1997, the Company adopted a long-term incentive plan (the "SOP"), pursuant to which the Company may grant eligible individuals (as defined) incentive and nonqualified stock options to purchase up to an aggregate of 300,000 shares of the Company's common stock. The exercise price of incentive stock options may not be less than the fair market value of the stock at the date of grant. The exercise price of nonqualified stock options may be fixed by the Board of Directors at the date of grant. All awards vest over a three-year period and may be exercised for a period of up to ten years following the date of grant.

NOTE I--RELATED PARTY TRANSACTIONS

[1] In September 1996, the Company acquired (for a nominal amount) a sublicense from Cybermarche, Inc., a company the shareholders of which are also shareholders of the Company. The sublicense transfers Cybermarche's exclusive worldwide right to use certain intellectual property developed by West Virginia University ("WVU") to the Company.

     The sublicense agreement provides, among other matters, for the Company to pay royalties of up to .5% to WVU, on sales of products containing the licensed technology, beginning in the second year following the first commercial shipment (as defined).

     Several principals of the Company are employed by WVU.

[2] During the nine-month period ended September 30, 1997, the Company incurred approximately $70,000 for contract services provided by WVU.

NOTE J--CONCENTRATION OF RISK AND COMMITMENTS

[1] Revenue for the period ended December 31, 1996 and accounts receivable at December 31, 1996 are derived from one customer. In addition, the customer advanced $30,000 to the Company as a license fee for software which was delivered during the period ended September 30, 1997. The Company is entitled to royalties of up to 10% of the licensee's sales of products containing the Company's technology.

     The same customer accounted for $129,000 of revenue for the nine-month period ended September 30, 1997 and $71,000 of accounts receivable at September 30, 1997. The remainder of revenues for 1997 was derived from one other customer.

[2] The Company has entered into employment agreements with five of its executive officers providing for aggregate annual compensation of approximately $500,000 through 1999. In addition, in November 1997, the Company granted options to purchase 200,000 shares of common stock at an exercise price per share equal to the IPO price per Unit pursuant to the SOP (Note H).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Use of Proceeds................................         20
Dividend Policy................................         21
Capitalization.................................         22
Dilution.......................................         24
Selected Financial Data........................         25
Managements Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         26
Glossary.......................................         28
Business.......................................         31
Management.....................................         45
Certain Transactions...........................         52
Principal Stockholders.........................         53
Description of Securities......................         55
Shares Eligible for Future Sale................         58
Underwriting...................................         59
Legal Matters..................................         62
Experts........................................         62
Additional Information.........................         62
Index to Financial Statements..................        F-1

                            ------------------------

    UNTIL           , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,600,000 UNITS

                             CAREFLOW -- NET, INC.

                       CONSISTING OF 1,600,000 SHARES OF
                                COMMON STOCK AND
                     1,600,000 REDEEMABLE CLASS A WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             D.H. BLAIR INVESTMENT
                                 BANKING CORP.
                                          , 199

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation and By-Laws of the Registrant provide that the Company shall indemnify any person to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, By-Laws and the DGCL, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company's Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified against certain liabilities. The Company's Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

    In accordance with Section 102(a) (7) of the DGCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)
(7).

    The Registrant also intends to enter into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.10 and reference is hereby made to such form.

    Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:

                                                                                      AMOUNT
                                                                                    ----------
SEC Registration Fee..............................................................  $    7,020
NASD Filing Fees..................................................................       2,816
Nasdaq Filing Fees................................................................      10,000
Printing and Engraving Expenses...................................................     100,000
Accounting Fees and Expenses......................................................      75,000
Legal Fees and Expenses...........................................................     200,000
Blue Sky Fees and Expenses........................................................      40,000
Transfer Agent's Fees and Expenses................................................      10,000
Representative's Non-Accountable Expense Allowance................................     240,000
Miscellaneous Expenses............................................................      65,164
                                                                                    ----------
    Total.........................................................................  $  750,000
                                                                                    ----------
                                                                                    ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    During the last three years, the Registrant has sold and issued the following unregistered securities:

    In February, September and November 1996, Healthcare Computing Systems, Incorporated ("HCS"), the predecessor of the Registrant, issued an aggregate of 1,200 shares of its Common Stock to nine persons. In January 1997, in connection with the merger of HCS into the Registrant, each outstanding share of HCS Common Stock was converted into 1,000 shares of the Registrant's Common Stock.

    The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933.

    In September and October 1997, the Company issued 40 units, each unit consisting of a note in the principal amount of $50,000 bearing interest at 10% per annum and warrants to purchase 25,000 shares of Common Stock at an exercise price of $4.00 per share (assuming the offering contemplated by this Registration Statement is not consummated), to 67 accredited investors for an aggregate purchase price of $2,000,000. The units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. The Representative acted as the Registrant's placement agent in connection with this private placement. In connection therewith, the Registrant was paid sales commissions in the amount of $200,000 and a non-accountable expense allowance in the aggregate amount of $60,000.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)        Exhibits
 1.1       --Form of Underwriting Agreement
 3.1       --Certificate of Incorporation of the Registrant
 3.2       --Articles of Merger of Healthcare Computing Systems into the Registrant
 3.3       --By-laws of the Registrant
 4.1       --Form of Bridge Note
 4.2       --Bridge Warrant Agreement
 4.3       --Form of Warrant Agreement (including form of Class A Certificates)
 4.4       --Form of Unit Purchase Option
 5.1*      --Opinion of Bachner, Tally, Polevoy & Misher LLP
10.1       --1997 Stock Option Plan
10.2       --Employment Agreement between the Registrant and J. Calvin Kaylor dated as of
             October 31, 1996, as amended November 1, 1996.
10.3       --Employment Agreement between the Registrant and Vasudevan Jagannathan dated as of
             November 1, 1996, as amended January 8, 1997 and August 20, 1997.
10.4       --Employment Agreement between the Registrant and Scott J. Friedman dated as of
             November 1, 1996, as amended August 28, 1997.
10.5       --Employment Agreement between the Registrant and Marty R. Stango dated as of
             February 1, 1997, as amended September 3, 1997
10.6       --Employment Agreement between the Registrant and Robert R. Shank dated as of
             November 1, 1996, as amended August 29, 1997
10.7       --Consulting Agreement between the Registrant and Y.V. Reddy dated as of November 1,
             1996
10.8       --Collaboration Agreement between the Registrant and Peter Spitzer, dated as of
             March 15, 1996, as amended as of January 28, 1997.
10.9       --Sublicense Agreement between the Registrant and Cybermarche, Inc., dated as of
             September 5, 1997
10.10      --Agreement between the Registrant and Baptist Hospital System of South Florida,
             effective as of April 1, 1997
10.11      --Form of Escrow Agreement by and between the Registrant, American Stock Transfer &
             Trust Company and certain securityholders of the Registrant
10.12      --Form of Indemnification Agreement
23.1*      --Consent of Bachner, Tally, Polevoy & Misher LLP--Included in Exhibit 5.1
23.2*      --Consent of Lowe, Price, LeBlanc & Becker--Included on Page II-6
23.3*      --Consent of Hyman, Phelps & McNamara, P.C.--Included on Page II-7
23.4       --Consent of Richard A. Eisner & Co., LLP--Included on Page II-
24.1       --Power of Attorney--Included on Page II-10

------------------------

* To be filed by amendment.

ITEM 28. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes that it will:

        (a) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement, and

           (iii) Include any additional or changed material information on the plan of distribution.

        (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    (2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes that it will:

        (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

        (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial BONA FIDE offering of those securities.

                               CONSENT OF COUNSEL

    The consent of Bachner, Tally, Polevoy & Misher LLP will be contained in its opinion to be filed as Exhibit 5.1 to the Registration Statement.

                               CONSENT OF COUNSEL

    We consent to the references to our firm under the caption "Legal Matters" in the Registration Statement (Form SB-2) and related prospectus of CareFlow -- Net, Inc.

                                          LOWE, PRICE, LEBLANC & BECKER

Alexandria, Virginia
November 26, 1997

                               CONSENT OF COUNSEL

    We consent to the references to our firm under the caption "Legal Matters" in the Registration Statement (Form SB-2) and related prospectus of CareFlow -- Net, Inc.

                                          HYMAN, PHELPS & MCNAMARA, P.C.

Washington, D.C.
November 24, 1997

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated October 22, 1997 on our audit of the financial statements of Careflow Net, Inc. We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts".

                                          RICHARD A. EISNER & COMPANY, LLP

New York, New York
November 26, 1997

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morgantown, State of West Virginia, on the 25th day of November, 1997.

                                CAREFLOW -- NET, INC.

                                BY:             /S/ J. CALVIN KAYLOR
                                     -----------------------------------------
                                                  J. Calvin Kaylor
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints J. Calvin Kaylor and Marty R. Stango, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
     /s/ J. CALVIN KAYLOR         Officer and Director
------------------------------    (principal executive        November 25, 1997
       J. Calvin Kaylor           officer)

                                Treasurer, Secretary, Chief
     /s/ MARTY R. STANGO          Financial Officer
------------------------------    (principal financial and    November 25, 1997
       Marty R. Stango            accounting officer)

    /s/ YENUMULA V. REDDY       Director
------------------------------                                November 25, 1997
      Yenumula V. Reddy